UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

PIER 1 IMPORTS, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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PIER 1 IMPORTS, INC.

100 Pier 1 Place

Fort Worth, Texas 76102

May 20, 2013

Dear Shareholder:

The board of directors and management cordially invite you to attend Pier 1 Imports’ annual meeting of shareholders to be held at 10:00 a.m., local time, on Tuesday, July 2, 2013, at Pier 1 Imports’ corporate headquarters, Mezzanine Level, Conference Center Room C, 100 Pier 1 Place, Fort Worth, Texas 76102. The formal notice of the annual meeting of shareholders and proxy statement are attached.

Pier 1 Imports has chosen to furnish its proxy statement and annual report to its shareholders over the Internet, as allowed by the rules of the Securities and Exchange Commission. Rather than mailing paper copies, we believe that this e-proxy process will expedite shareholder receipt of the materials, lower Pier 1 Imports’ expenses associated with this process, and eliminate unnecessary printing and paper usage. As a shareholder of Pier 1 Imports, you are receiving by mail (or electronic mail) a Notice of Internet Availability of Proxy Materials (the “Notice”) which will instruct you on how to access and review the proxy statement and annual report over the Internet. The Notice will also instruct you how to vote your shares over the Internet. Shareholders who would like to receive a paper copy of the Pier 1 Imports proxy statement and annual report, free of charge, should follow the instructions on the Notice. Shareholders who request paper copies will also receive a proxy card or voting instruction form to allow them to vote their shares by mail in addition to over the Internet or by telephone.

It is important that your shares be voted at the meeting in accordance with your preference. If you do not plan to attend, you may vote your shares by following the instructions in the Notice. If you are able to attend the meeting and wish to vote in person, you may withdraw your proxy at that time. See the response to the question “How do I vote?” in the proxy statement for a more detailed description of voting procedures and the response to the question “Do I need an admission ticket to attend the annual meeting?” in the proxy statement for our procedures for admission to the meeting.

Sincerely,

Alexander W. Smith	Terry E. London
President and Chief Executive Officer	Chairman of the Board

PIER 1 IMPORTS, INC.

100 Pier 1 Place

Fort Worth, Texas 76102

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held July 2, 2013

Notice is hereby given that the annual meeting of shareholders of Pier 1 Imports, Inc., a Delaware corporation (“Pier 1 Imports”), will be held on Tuesday, July 2, 2013, at 10:00 a.m., local time, at Pier 1 Imports’ corporate headquarters, Mezzanine Level, Conference Center Room C, 100 Pier 1 Place, Fort Worth, Texas 76102 for the following purposes, as more fully described in the accompanying proxy statement:

(1)	to elect as directors the eight nominees named in the accompanying proxy statement to hold office until the next annual meeting of shareholders and until their successors are elected and qualified;

(2)	to vote to adopt a non-binding, advisory resolution to approve the compensation of Pier 1 Imports’ named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in the proxy statement under the caption “Executive Compensation;” and

(3)	to vote to ratify the audit committee’s engagement of Ernst & Young LLP as Pier 1 Imports’ independent registered public accounting firm for fiscal 2014.

In their discretion, the proxies are authorized to vote, as described in the accompanying proxy statement, upon any other business as may properly come before the annual meeting or any adjournment or postponement of the meeting.

Only shareholders of record at the close of business on May 3, 2013, are entitled to receive notice of and to vote their shares at, the annual meeting.

Pier 1 Imports is pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their shareholders over the Internet. Pier 1 Imports believes that this process allows us to provide you with the information you need while lowering the costs associated with the annual meeting. You are cordially invited to attend the annual meeting in person. However, to ensure that your vote is counted at the annual meeting, please vote as promptly as possible.

By order of the board of directors,

Michael A. Carter

Senior Vice President and General Counsel,

Secretary

May 20, 2013

Fort Worth, Texas

PIER 1 IMPORTS, INC.

100 Pier 1 Place

Fort Worth, Texas 76102

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

To Be Held July 2, 2013

i

PROPOSAL NO. 2 – To Adopt a Non-binding, Advisory Resolution to Approve the Compensation of Pier 1 Imports’ Named Executive Officers as Disclosed Pursuant to the Compensation Disclosure Rules of the Securities and Exchange Commission, Including the Compensation Discussion and Analysis, Compensation Tables and Narrative Discussion Below Under the Caption “Executive Compensation”	23
PROPOSAL NO. 3 – Ratification of the Audit Committee’s Engagement of Ernst & Young LLP as Pier 1 Imports’ Independent Registered Public Accounting Firm for Fiscal 2014	23
Relationship with Independent Registered Public Accounting Firm	24
Independent Registered Public Accounting Firm Fees	24
Pre-approval of Nonaudit Fees	25

AUDIT COMMITTEE REPORT	25

EXECUTIVE COMPENSATION	26

Compensation Committee Report	26
Compensation Discussion and Analysis	26
Executive Summary	26
Compensation Policies, Principles, Objectives and Practices	31
Advisory Vote on Executive Compensation	32
Executive Compensation Components	33
Compensation Determinations and Role of Executive Officers	39
Pier 1 Imports’ Policy on Share Ownership	39
Pier 1 Imports’ Policy on Section 162(m)	40
Compensation Risk	40
Summary Compensation Table for the Fiscal Years Ended March 2, 2013, February 25, 2012 and February 26, 2011	41
Grants of Plan-Based Awards for the Fiscal Year Ended March 2, 2013	44
Outstanding Equity Awards Table for the Fiscal Year Ended March 2, 2013	48
Option Exercises and Stock Vested Table for the Fiscal Year Ended March 2, 2013	50
Pension Benefits Table for the Fiscal Year Ended March 2, 2013	50
Non-Qualified Deferred Compensation Table for the Fiscal Year Ended March 2, 2013	52
Potential Payments upon Termination or Change in Control	54

EQUITY COMPENSATION PLAN INFORMATION	57

OTHER BUSINESS	57

SHAREHOLDER PROPOSALS FOR 2014 ANNUAL MEETING OF SHAREHOLDERS	57

YOUR VOTE IS IMPORTANT	57

DRIVING DIRECTIONS FOR THE PIER 1 IMPORTS, INC. ANNUAL MEETING OF SHAREHOLDERS	58

ii

QUESTIONS AND ANSWERS REGARDING THE PROXY STATEMENT AND ANNUAL MEETING

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), Pier 1 Imports has elected to provide access to its proxy materials over the Internet or, upon your request, has delivered printed versions of these materials to you by mail. These materials are being provided in connection with Pier 1 Imports’ solicitation of proxies for use at the annual meeting of shareholders, to be held on Tuesday, July 2, 2013, at 10:00 a.m. local time or at any adjournment or postponement thereof. Accordingly, Pier 1 Imports sent a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about May 20, 2013, to Pier 1 Imports’ shareholders entitled to receive notice of and to vote at the meeting.

All shareholders will have the ability to access the proxy materials on the web site referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Pier 1 Imports encourages shareholders to take advantage of the availability of the proxy materials over the Internet.

You are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement. The annual meeting will be held on the Mezzanine Level, in Conference Center Room C, of Pier 1 Imports’ corporate headquarters located at the address shown above.

How can I access the proxy materials electronically?

The Notice will provide you with instructions regarding how to:

•	view Pier 1 Imports’ proxy materials for the annual meeting over the Internet; and

•	instruct Pier 1 Imports to send future proxy materials to you electronically by email.

Pier 1 Imports’ proxy materials are also available on Pier 1 Imports’ web site at www.pier1.com/annualreport.

If you previously elected to access your proxy materials over the Internet, you will not receive a Notice or printed proxy materials in the mail. Instead, you have received an email with a link to the proxy materials and voting instructions.

Choosing to receive future proxy materials by email will save Pier 1 Imports the cost of printing and mailing documents to you thereby lowering the costs associated with the annual meeting. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting web site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Shareholders of Record: To elect to receive our future proxy statement and annual report materials and notice of Internet availability of proxy materials electronically and manage your account, you may enroll in Investor Centre offered by Pier 1 Imports’ transfer agent, Computershare Trust Company, N.A. Log into, or activate, your Investor Centre account by going to http://www.computershare.com/investor and following the step-by-step instructions through the enrollment process.

Beneficial Owners: If you hold your shares in a stock brokerage account or with a bank or other holder of record, you also may have the opportunity to receive or access copies of these materials electronically. Please check the information provided in the proxy materials or the Notice mailed to you by your broker, bank or other holder of record regarding the availability of this service.

What is included in these materials?

The Pier 1 Imports, Inc. 2013 Annual Report, this proxy statement for the annual meeting, and Pier 1 Imports’ Annual Report on Form 10-K for the year ended March 2, 2013, as filed with the SEC on April 30, 2013 (the “2013 Form 10-K”).

If you requested printed versions of these materials by mail, these materials also include the proxy card or voting instruction form for the annual meeting.

What will the shareholders vote on at the annual meeting?

The shareholders will be asked to vote on the following proposals:

•

the election as directors of the eight nominees named in this proxy statement to hold office until the next annual meeting of shareholders and until their successors are elected and qualified (PROPOSAL NO. 1);

•

to adopt a non-binding, advisory resolution to approve the compensation of Pier 1 Imports’ named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion below under the caption “Executive Compensation” (PROPOSAL NO. 2); and

•	ratification of the audit committee’s engagement of Ernst & Young LLP as Pier 1 Imports’ independent registered public accounting firm for fiscal 2014 (PROPOSAL NO. 3).

In their discretion, the proxies are authorized to vote, as described in this proxy statement, upon any other business as may properly come before the annual meeting or any adjournment or postponement of the meeting.

What are the board of directors’ voting recommendations?

The board of directors recommends that you vote your shares:

•	“For” the election of each of the nominees to the board of directors (PROPOSAL NO. 1);

•

“For” the resolution approving the compensation of Pier 1 Imports’ named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion below under the caption “Executive Compensation” (PROPOSAL NO. 2); and

•	“For” ratification of the audit committee’s engagement of Ernst & Young LLP as Pier 1 Imports’ independent registered public accounting firm for fiscal 2014 (PROPOSAL NO. 3).

Who is entitled to vote at the annual meeting?

Holders of Pier 1 Imports’ common stock at the close of business on May 3, 2013, are entitled to receive the Notice and the Notice of Annual Meeting of Shareholders and to vote their shares at the annual meeting. As of that date, there were 107,134,230 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the annual meeting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with Pier 1 Imports’ transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “shareholder of record.” The Notice and the Notice of Annual Meeting of Shareholders have been sent directly to you by us.

If your shares are held in a stock brokerage account or with a bank or other holder of record, you are considered the “beneficial owner” of these shares. The Notice has been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to instruct your broker, bank or other holder of record how to vote your shares by following their instructions for voting over the Internet or by telephone, or by following their instructions to request a voting instruction form which can be completed and returned by mail.

How do I vote?

You may vote using any of the following methods:

•	By Internet

If you are a shareholder of record, you will need the control number included on the Notice to access the proxy materials. Follow the instructions in the Notice to vote your shares electronically over the Internet. If you are a beneficial owner of shares, you may vote your shares electronically over the Internet by following the instructions sent to you by your broker, bank or other holder of record.

•	By mail

If you are a shareholder of record, request from us, by following the instructions on the Notice, printed copies of the proxy materials, which will include a proxy card. If you are a beneficial owner of shares, you may vote your shares by mail by following the instructions sent to you by your broker, bank or other holder of record. Be sure to complete, sign and date the proxy card or voting instruction form and return it in the prepaid envelope.

•	By Telephone

If you are a shareholder of record, you may vote your shares telephonically by calling the toll-free number that is referenced in the proxy materials available over the Internet or by mail. If you are a beneficial owner of shares, you may vote your shares telephonically by following the instructions sent to you by your broker, bank or other holder of record.

•	In person at the annual meeting

All shareholders of record may vote in person at the annual meeting. You can request a ballot at the meeting. You may also be represented by another person at the annual meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of election with your ballot to be able to vote at the annual meeting.

Internet and telephone voting facilities for shareholders of record will be available 24 hours a day, and will close at 11:59 p.m. Eastern Time on July 1, 2013. The availability of Internet and telephone voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. We therefore recommend that you follow the voting instructions in the materials provided to you by your broker, bank or other holder of record. If you vote over the Internet or by telephone, you do not have to return a proxy card or voting instruction form. If you are located outside the U.S. and Canada, please use the Internet or mail voting methods. Your vote is important. Your timely response can save us the expense of attempting to contact you again.

What can I do if I change my mind after I vote my shares?

If you are a shareholder of record, you can revoke your proxy prior to the completion of voting at the annual meeting by:

•	sending written notice to our corporate secretary at 100 Pier 1 Place, Fort Worth, Texas 76102;

•	timely delivering of a valid, later-dated proxy; or

•	voting in person at the annual meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record. You may also vote in person at the annual meeting if you obtain a legal proxy as described in the answer to the previous question.

Will my Notice include all my shares?

If you are a shareholder of record, you will receive only one Notice for all the shares of Pier 1 Imports’ common stock you hold:

•	in certificate form; and

•	in book-entry form;

and, if you are also a Pier 1 Imports employee, the Notice will also include all the shares of Pier 1 Imports’ common stock you hold:

•	in the Pier 1 Imports, Inc. Stock Purchase Plan; and

•	in book-entry form for restricted stock, if any, you received under the Pier 1 Imports, Inc. 2006 Stock Incentive Plan.

If you are a beneficial owner of shares, the voting instructions you receive from your broker, bank or other holder of record will show the shares of Pier 1 Imports’ common stock held by it on your behalf.

What happens if I do not give specific voting instructions?

If you are a shareholder of record and you sign and return a proxy card without giving specific instructions, the proxy holders will vote your shares in the manner recommended by the board of directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting. See the response to the question below captioned “Could other matters be decided at the annual meeting?”.

If you are a beneficial owner of shares and do not provide your broker, bank or other holder of record with specific voting instructions, then under the rules of the New York Stock Exchange, your broker, bank or other holder of record may only vote on matters for which it has discretionary power to vote. If your broker, bank or other holder of record does not receive instructions from you on how to vote your shares and such holder does not have discretion to vote on the matter, then that holder will inform the inspector of election that it does not have the authority to vote on the matter with respect to your shares and your shares will not be voted on that matter.

Who will count the votes?

Representatives of Pier 1 Imports’ transfer agent, Computershare Trust Company, N.A., will tabulate the votes and act as inspector of election.

Is there a list of shareholders entitled to vote at the annual meeting?

The names of shareholders of record entitled to vote at the annual meeting will be available at the annual meeting and for ten days prior to the meeting for any purpose germane to the meeting, between the hours of 8:30 a.m. and 5:00 p.m., local time, at our corporate headquarters at 100 Pier 1 Place, Fort Worth, Texas 76102, by contacting our corporate secretary at (817) 252-8000.

What constitutes a quorum?

The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the annual meeting, present in person or represented by proxy, is necessary to constitute a quorum.

How are abstentions and “broker non-votes” counted in determining the presence of a quorum?

Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a broker, bank or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power to vote on that proposal and has not received voting instructions from the beneficial owner.

What are the voting requirements to elect the directors and to approve, or advise the board of directors with respect to, each of the proposals discussed in this proxy statement?

PROPOSAL		VOTE REQUIRED	DISCRETIONARY VOTING ALLOWED?

No. 1 –	Election of Directors	Affirmative vote of a majority of the votes cast by the shares present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors	No

No. 2 –	Approval of Executive Compensation	Affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the matter	No

No. 3 –	Ratification of Ernst & Young LLP	Affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the matter	Yes

If you are a beneficial owner of shares, your broker, bank or other holder of record is entitled to vote your shares on the ratification of the engagement of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2014, even if they, as the holder of record, do not receive voting instructions from you. If you are a beneficial owner, your broker, bank or other holder of record is not entitled to vote on the election of directors or on the non-binding, advisory resolution to approve the compensation of Pier 1 Imports’ named executive officers, absent voting instructions from you. Without your voting instructions, a broker non-vote will occur on these proposals.

How are abstentions and “broker non-votes” counted in voting?

Election of Directors:

A “majority of the votes cast” means that the number of votes cast “For” a nominee for director exceeds the number of votes cast “Against” the nominee. Abstentions and broker non-votes are not considered as votes cast.

Other Proposals:

Broker non-votes will not be counted as a vote either “For” or “Against” PROPOSAL NO. 2 (non-binding, advisory resolution to approve the compensation of Pier 1 Imports’ named executive officers). An abstention will have the same effect as a vote “Against” PROPOSALS NO. 2 and NO. 3 (ratification of the engagement of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2014).

Could other matters be decided at the annual meeting?

As of the date we began to deliver the Notice, we did not know of any matters to be brought before the annual meeting other than those described in this proxy statement.

If you vote your shares over the Internet or by telephone, or you sign and return a proxy card or voting instruction form, and other matters are properly presented at the annual meeting for consideration, the proxies appointed by the board of directors (the persons named in your proxy card) will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We have hired AST Phoenix Advisors to assist us in soliciting proxies. We will pay all costs associated with the solicitation, including Phoenix’s fees, which are $9,500 plus expenses. In addition to solicitations by mail, our officers and employees may solicit proxies on behalf of Pier 1 Imports personally and by telephone or other means, for which they will receive no compensation beyond their normal compensation. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of stock held of record by such persons, and we will reimburse them for their reasonable out-of-pocket and clerical expenses.

Do I need an admission ticket to attend the annual meeting?

You will need an admission ticket or proof of stock ownership to enter the annual meeting. If you are a shareholder of record, your admission ticket is the Notice mailed (or sent electronically) to you or the admission ticket attached to your proxy card if you elected to receive a paper copy of the proxy materials. If you plan to attend the annual meeting, please bring it with you to the annual meeting.

If you are a beneficial owner of shares and you plan to attend the annual meeting, you must present proof of your ownership of Pier 1 Imports’ common stock, such as a bank or brokerage account statement, to be admitted to the annual meeting.

Pier 1 Imports’ corporate headquarters is accessible to disabled persons and, upon request, we will provide wireless headsets for hearing amplification. Sign interpretation also will be provided upon request. To request either of these accommodations, please contact our Investor Relations Department on or before June 18, 2013. You may make your request by mail to Pier 1 Imports, Inc., Attn.: Investor Relations Department, 100 Pier 1 Place, Fort Worth, Texas 76102 or by telephone at (817) 252-7835 or toll-free at (888) 807-4371.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the annual meeting. If you have any further questions about attending the meeting, please call our Investor Relations Department at (817) 252-7835 or toll-free at (888) 807-4371.

MATTERS RELATING TO CORPORATE GOVERNANCE, BOARD STRUCTURE, DIRECTOR COMPENSATION AND STOCK OWNERSHIP

Corporate Governance

The board of directors believes that good corporate governance is a prerequisite to achieving business success. Pier 1 Imports’ board of directors has adopted written corporate governance guidelines and policies designed to strengthen Pier 1 Imports’ corporate governance. Among other things, the guidelines contain standards for determining whether a director is independent, a code of business conduct and ethics applicable to all of Pier 1 Imports’ directors, officers and employees, including our chief executive officer, chief financial officer and principal accounting officer, and charters for each of the board of directors’ committees. The nominating and corporate governance committee is responsible for overseeing and reviewing the guidelines at least annually, and recommending any proposed changes to the full board for its approval. The Pier 1 Imports, Inc. Corporate Governance Guidelines, Code of Business Conduct and Ethics and charters for the audit, compensation, and nominating and corporate governance committees are available on Pier 1 Imports’ web site at www.pier1.com at the Investor Relations – Corporate Governance link.

Board Leadership Structure

Pier 1 Imports’ bylaws require that the directors elect annually from among themselves a chairman of the board. The bylaws, however, grant the board of directors discretion as to whether the chairman of the board is an employee or an officer of Pier 1 Imports. A non-officer, non-employee elected as chairman of the board is designated as the “non-executive” chairman of the board. Pier 1 Imports’ corporate governance guidelines and policies contain general guidance that the positions of chairman of the board and chief executive officer should be held by separate individuals and that the chairman of the board should be a “non-executive.” Provisions are made in the guidelines and policies for an independent lead director if the roles of chairman of the board and chief executive officer are combined.

During the last fiscal year, the chairman of the board and chief executive officer roles were held by separate individuals, and the chairman of the board was a “non-executive” since he was neither an employee nor an officer of Pier 1 Imports. Currently, the chairman of the board is a non-executive. This structure of separate individuals holding these positions focuses board leadership and company leadership in separate and distinct individuals. Each leader can direct her or his respective group on the objectives at hand while at the same time developing and implementing strategic issues, financial issues and operational policies which affect the short-term and long-term welfare of Pier 1 Imports.

Director Independence

It is Pier 1 Imports’ policy that the board of directors will at all times consist of a majority of independent directors. In addition, all members of the audit committee, compensation committee, and nominating and corporate governance committee must be independent directors. To be considered independent, a director must satisfy both the subjective and objective independence requirements established by the New York Stock Exchange (“NYSE”). In assessing independence under the subjective test, the board of directors takes into account the standards in the objective tests, and reviews and discusses additional information provided by the directors and Pier 1 Imports with regard to each director’s business and personal activities as they may relate to Pier 1 Imports and Pier 1 Imports’ management. Based on the foregoing, as required by NYSE rules, the board of directors makes a subjective determination as to each independent director that no material relationship exists with Pier 1 Imports. The board of directors will broadly consider all relevant facts and circumstances relating to a director in determining whether that director is independent.

On October 11, 2012, the board of directors increased the size of the board of directors from eight directors to nine and elected to the board of directors Cheryl A. Bachelder. On January 22, 2013, Michael R. Ferrari resigned from the board of directors. On January 25, 2013, the board of directors reduced the number of directors comprising the board to be elected by shareholders of Pier 1 Imports at the annual meeting from nine to eight, subject to further change by the board of directors pursuant to the authority delegated to the board of directors by Pier 1 Imports’ bylaws.

Based on the NYSE independence requirements, the board of directors has determined that seven of the eight current members of the board of directors are independent. They are directors Claire H. Babrowski, Ms. Bachelder, John H. Burgoyne, Hamish A. Dodds, Brendan L. Hoffman, Terry E. London and Cece Smith. Pier 1 Imports’ president and chief executive officer, Alexander W. Smith, is the eighth member of the board of directors. The board of directors’ determinations regarding independence also included Mr. Ferrari as independent during the time of his service as a director. Independence for the non-employee directors was considered under both the subjective and objective standards of the NYSE. In other words, none of the non-employee directors was disqualified from independent status under the objective standards, and under the subjective standard each non-employee director was determined not to have a material relationship with Pier 1 Imports.

Meetings of Independent Directors without Management Present

The independent directors of Pier 1 Imports met without management present four times during the last fiscal year. The non-executive chairman of the board of directors presided over these meetings.

Procedures for Communicating with Directors

The board of directors has established a process by which shareholders and other interested parties can send communications to board members. Shareholders and other interested parties can send written communications to one or more members of Pier 1 Imports’ board of directors, addressed to:

[Name of Board Member], Board of Directors

Pier 1 Imports, Inc.

c/o Corporate Secretary

100 Pier 1 Place

Fort Worth, Texas 76102

In addition, shareholders and other interested parties may communicate with the chair or chairman of the audit committee, compensation committee, or nominating and corporate governance committee by sending an email to auditchair@pier1.com, compchair@pier1.com, or corpgovchair@pier1.com, respectively, as well as with the independent directors as a group by sending an email to independentdirectors@pier1.com, or the non-executive chairman of the board by sending an email to boardchair@pier1.com.

Communications are distributed to the board of directors or to the individual director or directors, as appropriate, depending on the subject matter and facts and circumstances outlined in the communication. Communications that are not related to the duties and responsibilities of the board of directors or a committee will not be distributed, including spam, junk mail and mass mailings, product complaints, product inquiries, new product suggestions, résumés and other forms of job inquiries, surveys, and business solicitations or advertisements. In addition, Pier 1 Imports will not distribute unsuitable material to its directors, including material that is unduly hostile, threatening or illegal.

Director Nomination Process

Board Member Qualification Criteria

The board of directors has adopted Board Member Qualification Criteria which set out the attributes and qualifications considered by the nominating and corporate governance committee in evaluating nominees for director. The primary qualities and characteristics the committee looks for in nominees for director are:

•	management and leadership experience;

•	relevant knowledge and diversity of background and experience; and

•	personal and professional ethics, integrity and professionalism.

The committee believes that the board of directors should be comprised of individuals who have achieved a high level of distinction in business, education or public service. As a group, the board of directors should possess a diverse and broad range of skills, perspectives and experience relevant to Pier 1 Imports’ business, such as:

•	accounting and financial literacy;

•	general knowledge of the retail industry;

•	information technology experience;

•	international business experience; and

•	chief executive officer, chief financial officer or other senior management experience.

Although the Board Member Qualification Criteria do not contain a specific policy addressing diversity, the nominating and corporate governance committee considers whether each nominee complements and lends to a diverse and broad range of skills, perspectives and experience required of Pier 1 Imports’ board of directors.

Internal Process for Identifying Candidates

Members of the nominating and corporate governance committee or other Pier 1 Imports’ directors or executive officers may, from time to time, identify potential candidates for nomination for election to Pier 1 Imports’ board of directors. The committee typically considers candidates for nomination to Pier 1 Imports’ board of directors in March (the first month of the fiscal year) of each year. All proposed nominees, including candidates recommended for nomination by shareholders in accordance with the procedures described below, will be evaluated in light of Pier 1 Imports’ Corporate Governance Guidelines, the Board Member Qualification Criteria and the projected needs of the board of directors at the time. The committee may retain a search firm to assist in identifying potential candidates for nomination to the board of directors. The search firm’s responsibilities may include identifying and evaluating candidates believed to possess the qualities and characteristics set forth in the Board Member Qualification Criteria, as well as providing background information on potential nominees and interviewing and screening nominees if requested to do so by the committee.

During the fiscal year, the nominating and corporate governance committee, in conjunction with the board of directors, retained a firm to conduct a search for non-employee director candidates. The committee members along with other directors, in conjunction with representatives of the search firm, conducted evaluations and interviews with numerous candidates. The results of that process culminated in the board of directors electing Ms. Bachelder as a director on October 11, 2012.

Shareholder Recommendations for Directors

The nominating and corporate governance committee will consider candidates recommended by shareholders for nomination for election to Pier 1 Imports’ board of directors. In order for a candidate recommended by a shareholder to be considered by the committee for inclusion as a nominee for director at the 2014 annual meeting of shareholders, the candidate must meet the Board Member Qualification Criteria described above and must consent to and be expressly interested in and willing to serve as a Pier 1 Imports director. The committee will then consider the independence of the candidate and evaluate the candidate in light of Pier 1 Imports’ Corporate Governance Guidelines and Board Member Qualification Criteria described above.

A shareholder who wishes to recommend a candidate for consideration by the nominating and corporate governance committee for inclusion as a nominee for director at the 2014 annual meeting of shareholders should forward by certified or express mail the candidate’s name, business or residence address, principal occupation or employment and a description of the candidate’s qualifications to the Chairman of the Nominating and Corporate Governance Committee, in care of the corporate secretary, Pier 1 Imports, Inc., 100 Pier 1 Place, Fort Worth, Texas 76102. To be properly considered by the committee, Pier 1 Imports’ corporate secretary must receive the recommendation and all required information no later than 5:00 p.m., local time, on January 20, 2014.

The corporate secretary will send properly submitted shareholder recommendations to the chairman of the committee. Individuals recommended to the committee by shareholders in accordance with these procedures will be evaluated by the committee in the same manner as individuals who are recommended through other means.

Shareholder Nominations at Annual Meeting

Pier 1 Imports’ bylaws also permit a shareholder to propose a candidate at an annual meeting of shareholders who is not otherwise nominated for election by the board of directors through the process described above if the shareholder complies with the shareholder criteria, advance notice, shareholder and nominee information, consent and other provisions contained in the bylaws governing shareholder nominations of candidates for election to the board of directors. To comply with these provisions of our bylaws, a shareholder who wishes to nominate a director for election at the 2014 annual meeting of shareholders must provide Pier 1 Imports written notice in proper form accompanied by the requisite materials and information no earlier than March 4, 2014 and no later than April 3, 2014. You may contact Pier 1 Imports’ corporate secretary to obtain the specific information that must be provided with the advance notice.

No shareholder recommended an individual for nomination for election to the board of directors at Pier 1 Imports’ 2013 annual meeting of shareholders, and no shareholder gave Pier 1 Imports advance written notice that the shareholder intends to nominate a person for election to the board of directors at the 2013 annual meeting of shareholders.

Committees of the Board of Directors and Risk Oversight

The standing committees of the board of directors are the audit committee, the compensation committee, and the nominating and corporate governance committee. The board of directors may from time-to-time designate an executive committee. A brief description of each committee’s functions follows:

Audit Committee. The audit committee’s purpose is to:

•	assist the board of directors with oversight of:
➢	the integrity of Pier 1 Imports’ financial statements,
➢	Pier 1 Imports’ system of internal control,
➢	Pier 1 Imports’ compliance with legal and regulatory requirements,
➢	Pier 1 Imports’ independent registered public accounting firm’s qualifications and independence, and
➢	the performance of Pier 1 Imports’ internal audit function and independent registered public accounting firm (including the hiring, compensation and retention of such firm);

•	prepare the audit committee report that is included in this proxy statement; and

•	discuss the guidelines and policies governing the process by which risk assessment and management is undertaken by Pier 1 Imports.

As part of fulfilling its role in discussing the guidelines and policies governing the process by which risk assessment and management is undertaken by Pier 1 Imports, the audit committee receives periodic reports from Pier 1 Imports’ management on Pier 1 Imports’ assessment and management of identified risks. The audit committee updates the board of directors as needed on those risks. From time-to-time the entire board, another committee of the board or a specially designated committee of the board may assist the audit committee in this process.

Each member of the audit committee is independent and the board of directors has determined that each member is an audit committee financial expert, as defined by the SEC, and therefore has accounting or related financial management expertise and is financially literate within the meaning of NYSE listing standards.

Compensation Committee. The compensation committee’s purpose is to:

•

develop, review, approve and modify Pier 1 Imports’ compensation philosophy as necessary to achieve Pier 1 Imports’ overall business strategies and goals, attract and retain key executives, link compensation to organizational performance, and provide competitive compensation opportunities;

•

discharge (except to the extent otherwise governed by an existing employment contract or other arrangement approved by the board of directors or compensation committee) the board of directors’ responsibilities relating to compensation of Pier 1 Imports’ non-employee directors, chief executive officer, executive officers, and other senior officers who report directly to Pier 1 Imports’ chief executive officer;

•

establish, oversee and administer (except to the extent delegated in a governing plan document or otherwise) the policies and plans that govern the components of the compensation of those individuals, including, but not limited to, cash, equity, short-term and long-term incentives, bonus, special or supplemental benefits, and perquisites; and

•

receive a report from Pier 1 Imports’ management regarding succession planning, and the development and retention of executive management talent to ensure leadership continuity and organizational strength to achieve Pier 1 Imports’ business strategies and goals.

The compensation committee may retain outside compensation consulting firms to assist in the evaluation of executive officer and non-employee director compensation, and has the authority to obtain advice and assistance from internal or external legal, accounting and other consultants.

The compensation committee and board of directors believe that Pier 1 Imports’ proven success and continuation of that success depends, in large part, on its ability to successfully attract, motivate and retain a qualified executive management team. Accordingly, Pier 1 Imports’ overall compensation philosophy is that its executive program should be structured to attract and retain highly skilled and motivated individuals who will lead Pier 1 Imports to successful performance that is consistent with shareholders’ expectations. Pier 1 Imports accomplishes this by creating total compensation packages which are competitive in the retail industry, fair and equitable among the executives, and provide strong incentives for the long-term success and performance of Pier 1 Imports. The compensation committee will continue to administer and develop Pier 1 Imports’ compensation programs in a manner designed to achieve these objectives. The compensation committee also believes that the total compensation opportunity provided for the executive officers must be evaluated against the compensation of comparable peer group companies.

Base salary, short-term incentive and long-term incentive compensation recommendations for the executive officers are typically presented to the compensation committee at one or more of the committee’s meetings in January, February and March of each year. The presentations include recommendations by Pier 1 Imports’ chief executive officer, human resources compensation group, or both, on those elements of compensation, plus recommended plan design changes, if any, and a summary of all proposed awards to all eligible levels of management. The presentations may also include survey data from a peer group of retail companies for the compensation committee’s consideration along with studies and recommendations from outside consultants. At the March meeting (which is the first month of the fiscal year) the compensation committee and board of directors consider for approval the fiscal year compensation with a targeted effective date in April. Implementation of any equity grant or other incentive plan compensation for the year occurs after board of directors and compensation committee approvals.

During fiscal 2013, the compensation committee retained Pay Governance LLC as its executive compensation consultant. In its role as executive compensation consultant to the compensation committee, Pay Governance reported directly and was accountable to the compensation committee. For fiscal 2013, Pay Governance provided market data and recommendations to the compensation committee regarding base salary, short-term incentive and long-term incentive elements of total executive compensation. The market data was from a peer group of specialty retailers, all of which were publicly traded at the time the market data was provided, in addition to data provided by the 2012 Towers Watson Retail/Wholesale Survey. The total fees paid to Pay Governance for the fiscal year were less than $120,000. Pay Governance did not provide any other services to Pier 1 Imports during fiscal 2013, other than non-customized survey data information.

In compliance with the SEC and NYSE disclosure requirements regarding the independence of compensation consultants, Pay Governance provided the compensation committee with a letter addressing each of the six independence factors. Their response affirms the independence of Pay Governance and their partners, consultants and employees who advise the compensation committee on executive compensation matters.

In addition to the compensation committee consultant described above, Pier 1 Imports’ management may, from time to time, retain an outside consultant for assistance and guidance in the formulation of new compensation programs and retirement plans and the modification of existing compensation programs and retirement plans. For fiscal 2013 Pier 1 Imports’ management did not retain an outside consultant to recommend the amount or form of executive or non-employee director compensation.

Each member of the compensation committee is independent.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee is responsible for considering and making recommendations to the board of directors regarding nominees for election to the board of directors and the membership of the various board of directors’ committees. The nominating and corporate governance committee is also responsible for overseeing the Pier 1 Imports, Inc. Corporate Governance Guidelines described earlier in this proxy statement and other corporate governance matters. Each member of the nominating and corporate governance committee is independent.

Executive Committee.  An executive committee was designated by the board of directors through June 26, 2012. The executive committee, during intervals between board meetings, had all of the powers and authority of the full board in the management of Pier 1 Imports’ business, except for powers or authority that may not be delegated to the executive committee pursuant to Pier 1 Imports’ bylaws, or as a matter of law or that are delegated by the board of directors to another committee. The non-executive chairman of the board was chairman of the executive committee. An executive committee was not designated by the board of directors after June 26, 2012 and is not currently designated.

Directors Attendance at Board and Committee Meetings and at the Annual Meeting of Shareholders

In fiscal 2013, each director attended at least 75% of the total number of board of directors meetings and meetings of the board of directors standing committee or committees on which he or she served and which were held during the time of his or her service as a director and/or committee member. Although Pier 1 Imports has no formal policy on the matter, all directors are encouraged to attend Pier 1 Imports’ annual meeting of shareholders. Last year, all directors then serving at the time attended Pier 1 Imports’ annual meeting of shareholders in person, except Mr. Ferrari who attended by telephone. Committee memberships, the number of meetings of the full board and each standing committee, and each director’s dates of service for fiscal 2013 are shown in the table below.

Name	Board of Directors	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Executive Committee
Claire H. Babrowski
02/26/2012 to 03/02/2013	Member
02/26/2012 to 06/26/2012				Member
06/26/2012 to 03/02/2013		Member		Chair

Cheryl A. Bachelder (elected October 11, 2012)
10/11/2012 to 03/02/2013	Member
01/25/2013 to 03/02/2013			Member
John H. Burgoyne
02/26/2012 to 03/02/2013	Member		Chairman

Hamish A. Dodds
02/26/2012 to 03/02/2013	Member	Member

Michael R. Ferrari (resigned January 22, 2013)
02/26/2012 to 06/26/2012	Non-Executive Chairman		Member		Chairman
06/26/2012 to 01/22/2013	Member			Member

Brendan L. Hoffman
02/26/2012 to 03/02/2013	Member		Member

Terry E. London
02/26/2012 to 06/26/2012	Member	Chairman		Member
06/26/2012 to 03/02/2013	Non-Executive Chairman		Member
01/25/2013 to 03/02/2013				Member

Alexander W. Smith
02/26/2012 to 03/02/2013	Member
02/26/2012 to 06/26/2012					Member

Cece Smith
02/26/2012 to 03/02/2013	Member
02/26/2012 to 06/26/2012		Member		Chair
06/26/2012 to 03/02/2013		Chair		Member

Number of Meetings in Fiscal 2013	7	12	8	4	0

Non-Employee Director Compensation for the Fiscal Year Ended March 2, 2013

Fees Paid to Directors

Directors who are Pier 1 Imports employees do not receive any compensation for their board activities. Non-employee directors receive an annual cash retainer of $150,000. In addition, the audit committee chair and compensation committee chair each receive an additional annual cash retainer of $25,000; the nominating and corporate governance committee chair receives an additional annual cash retainer of $10,000; and the non-executive chairman of the board of directors receives an additional annual cash retainer of $75,000. The annual retainers for fiscal 2013 were paid monthly in arrears. For fiscal 2013, non-employee directors did not receive additional fees for attending meetings, nor did they receive stock option or restricted stock grants. During fiscal 2013, each non-employee director was eligible to participate in the Pier 1 Imports’ Director Deferred Stock Unit Program, the Pier 1 Imports, Inc. Stock Purchase Plan and the Pier 1 Imports, Inc. Deferred Compensation Plan.

During fiscal 2013, all of Pier 1 Imports’ non-employee directors, other than Ms. Babrowski, participated in Pier 1 Imports’ Director Deferred Stock Unit Program. The program provided an optional deferral of up to 100% of the annual cash retainer fees. Deferred director annual retainer fees (but not committee chair or chairman annual retainers) are matched 25% by Pier 1 Imports and the total deferred fees and matching contributions are converted into an equivalent value of deferred stock units (“DSU’s”) up to a maximum calendar year limit of 375,000 units per individual. Deferred fees plus matching contributions are converted to DSU’s based on the closing price of Pier 1 Imports’ common stock on the day the fees are payable. The DSU’s are credited to an account maintained by Pier 1 Imports for each non-employee director. Each DSU is the economic equivalent of one share of Pier 1 Imports’ common stock. Each DSU is eligible to receive dividends payable on Pier 1 Imports’ common stock in additional DSU’s equal to the dividend per share of common stock divided by the closing price of Pier 1 Imports’ common stock on the dividend payable date. The DSU’s do not have voting rights. The DSU’s will be exchanged one-for-one for shares of Pier 1 Imports’ common stock on the date the person ceases to be a member of the board of directors and the shares will be transferred to the person within five business days of such date, except that DSU’s will be settled in cash to the extent applicable plan limitations at such time preclude issuing Pier 1 Imports’ common stock.

Mses. Babrowski, Bachelder and Smith participated in the Pier 1 Imports, Inc. Stock Purchase Plan during fiscal 2013. The stock purchase plan is a broad based plan available to all non-employee directors and all eligible employees. The plan provides that non-employee directors may contribute to the plan all or a portion of their monthly cash director fees. Pier 1 Imports will contribute to the plan an amount equal to 25% of each non-employee director’s contribution. The contributed funds are used monthly to purchase shares of Pier 1 Imports’ common stock based on an average of the NYSE closing prices for Pier 1 Imports’ common stock on each Friday during the month. Shares purchased are allocated to the accounts of participants in proportion to the funds received from each respective account. All shares in a participant’s account are automatically distributed to the participant at least once each calendar year without affecting the participant’s participation in the plan. A participant’s account is credited with all dividends paid on shares held in his or her account. All cash dividends are reinvested under the plan in common stock.

None of the non-employee directors participated in the Pier 1 Imports, Inc. Deferred Compensation Plan in fiscal 2013.

Fiscal 2013 Non-Employee Director Compensation Table

The following table sets forth a summary of the compensation with respect to the fiscal year ended March 2, 2013, for services rendered in all capacities to Pier 1 Imports by its non-employee directors:

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation(3) ($)	Total ($)

Claire H. Babrowski	$156,762	$0	$0	$0	$0	$6,875	$163,637
Cheryl A. Bachelder (elected October 11, 2012)	$57,589	$6,250	$0	$0	$0	$8,147	$71,986
John H. Burgoyne	$175,000	$67,322	$0	$0	$0	–	$242,322
Hamish A. Dodds	$150,000	$20,704	$0	$0	$0	–	$170,704
Michael R. Ferrari (resigned January 22, 2013)	$160,000	$38,795	$0	$0	$0	–	$198,795
Brendan L. Hoffman	$150,000	$20,704	$0	$0	$0	–	$170,704
Terry E. London	$208,988	$32,624	$0	$0	$0	–	$241,612
Cece Smith	$170,143	$64,611	$0	$0	$0	$7,292	$242,046

(1)	This column represents the amount of cash compensation earned in fiscal 2013 for board and committee service. As described in footnote 2 below, certain percentages of this cash compensation were deferred by each director into the Pier 1 Imports’ Director Deferred Stock Unit Program.

(2)	This column represents the dollar value of Pier 1 Imports’ 25% match on director annual cash retainer fees (but not committee chair or chairman annual retainers) deferred by each director into the Pier 1 Imports’ Director Deferred Stock Unit Program. This amount was converted to DSU’s as shown in the table below. The dollar amount represents the grant date fair value of such DSU’s granted in fiscal 2013 in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation-Stock Compensation (formerly Statement of Financial Accounting Standards No. 123R) (“FASB ASC Topic 718”). The number of DSU’s is calculated using the closing price of Pier 1 Imports’ common stock on the last trading day of each fiscal month in which the fees were earned, which price also represents the grant date fair value of the DSU’s.

The following table shows fiscal 2013 DSU’s for each non-employee director given his or her deferral percentage and Pier 1 Imports’ match:

Name	Deferral %	Fiscal Year 2013 Fees Deferred ($)	DSU’s Converted from Deferred Fees (#)	DSU’s Converted from 25% Company Match (#)	Dividends Deferred During Fiscal Year 2013 ($)	DSU’s Converted from Deferred Dividends (#)	Aggregate DSU’s Owned at Fiscal 2013 Year-End (#)
Claire H. Babrowski	0%	$0	0	0	$ 0	0	0
Cheryl A. Bachelder (elected October 11, 2012)	0%/100%(b)	$25,000	1,121	280	$ 0	0	1,401
John H. Burgoyne	75%/50%(c)	$123,958	6,666	1,428	$40,759	2,145	244,857
Hamish A. Dodds	50%	$75,000	3,996	999	$ 1,954	102	14,033
Michael R. Ferrari(a) (resigned January 22, 2013)	20%/0%(d)	$29,857	1,654	344	$32,545	1,714	0
Brendan L. Hoffman	50%	$75,000	3,996	999	$ 1,954	102	14,033
Terry E. London	10%	$20,899	1,107	200	$28,874	1,521	171,436
Cece Smith	100%/0%(e)	$140,976	7,737	1,718	$33,361	1,755	201,266

(a)	Mr. Ferrari was credited with 192,786.54 DSU’s at the time of his resignation as a director on January 22, 2013. Those DSU’s received dividends in the form of additional DSU’s of 440.76 based on the cash dividends payable by Pier 1 Imports on its common stock on January 30, 2013. The total balance of Mr. Ferrari’s DSU’s were exchanged for an equal number of shares of Pier 1 Imports’ common stock and were subsequently delivered to him. The closing price of Pier 1 Imports’ common stock on January 22, 2013 was $21.95 and on January 30, 2013 was $21.87.

(b)	Effective January 1, 2013, Ms. Bachelder elected to defer 100% of her cash fees.

(c)	Effective January 1, 2013, Mr. Burgoyne elected to defer 50% of his cash fees.

(d)	Effective January 1, 2013, Mr. Ferrari elected to defer 0% of his cash fees.

(e)	Effective January 1, 2013, Ms. Smith elected to defer 0% of her cash fees and participate in the Pier 1 Imports, Inc. Stock Purchase Plan.

The following table shows the Pier 1 Imports’ common stock closing price by month used to calculate the number of DSU’s to be received for deferred director fees plus any Pier 1 Imports’ match. This closing price also represents the grant date fair value of each DSU in accordance with FASB ASC Topic 718.

Fiscal Month in which Fees were Earned	Closing Price of Pier 1 Imports’ Common Stock on Last Trading Day of each Fiscal Month
March 2012	$18.18
April 2012	$17.89
May 2012	$17.06
June 2012	$16.43
July 2012	$16.39
August 2012	$18.22
September 2012	$18.74
October 2012	$20.33
November 2012	$20.11
December 2012	$19.55
January 2013	$22.07
February 2013	$22.55

(3)	The following table describes each component of All Other Compensation for fiscal 2013:

Fiscal 2013 All Other Compensation
Name	Payments Relating to Stock Purchase Plan(a)	Other Expenses(b)	Total All Other Compensation
Claire H. Babrowski	$6,875	–	$6,875
Cheryl A. Bachelder (elected October 11, 2012)	$8,147	–	$8,147
John H. Burgoyne	N/A	–	–
Hamish A. Dodds	N/A	–	–
Michael R. Ferrari (resigned January 22, 2013)	N/A	–	–
Brendan L. Hoffman	N/A	–	–
Terry E. London	N/A	–	–
Cece Smith	$7,292	–	$7,292

(a)	This column reports aggregate matching contributions to the account of each director who participated in the Stock Purchase Plan.

(b)	Perquisites and personal benefits aggregating less than $10,000 are not shown.

Stock Options Outstanding

Non-employee director stock options outstanding on March 2, 2013 are shown below:

Name	Grant Date	Expiration Date	Exercise Price		Aggregate Number of Outstanding Stock Options (Exercisable)
John H. Burgoyne	07/01/2005 06/28/2004 06/27/2003	07/01/2015 06/28/2014 06/27/2013	$ $ $	14.2500 17.2500 20.3500	6,000 6,000 6,000

Total					18,000
Michael R. Ferrari(1) (resigned January 22, 2013)	06/23/2006 07/01/2005 06/28/2004	01/22/2016 07/01/2015 06/28/2014	$ $ $	7.5500 14.2500 17.2500	6,000 6,000 6,000

Total					18,000
Terry E. London	06/23/2006 07/01/2005 06/28/2004 09/25/2003	06/23/2016 07/01/2015 06/28/2014 09/25/2013	$ $ $ $	7.5500 14.2500 17.2500 19.4000	6,000 6,000 6,000 5,000

Total					23,000

(1)	At the time of his resignation, Mr. Ferrari held unexercised stock option awards. Given Mr. Ferrari’s age at the time of his resignation, those awards, by their terms, expire on the earlier of the expiration date in the award agreement or January 22, 2016, which is the third anniversary of the date Mr. Ferrari ceased to be a director.

Security Ownership of Directors and Named Executive Officers

The following table indicates the ownership of Pier 1 Imports’ common stock by each director and nominee, each named executive officer shown below in the table included under the caption “Summary Compensation Table for the Fiscal Years Ended March 2, 2013, February 25, 2012 and February 26, 2011,” and all directors and executive officers as a group, as of May 3, 2013, unless otherwise indicated below:

Name of Beneficial Owner	Common Shares Beneficially Owned(1)(2)	Percent of Class
Claire H. Babrowski	6,133	*
Cheryl A. Bachelder	4,836	*
Michael R. Benkel	118,531	*
John H. Burgoyne	268,073	*
Catherine David	117,940	*
Hamish A. Dodds	14,720	*
Brendan L. Hoffman	14,720	*
Sharon M. Leite	92,925	*
Terry E. London	194,629	*
Alexander W. Smith	2,901,713	2.68%
Cece Smith	240,553	*
Charles H. Turner	391,659	*
All directors and executive officers as a group (16 individuals)	5,075,288	4.64%

*	Represents less than 1% of the outstanding shares of the class.

(1)

The table includes shares that the person has the right to acquire within 60 days of May 3, 2013, upon the exercise of stock options granted pursuant to Pier 1 Imports’ stock option plans: Mr. Benkel (20,000 shares),

Mr. Burgoyne (12,000 shares), Mr. London (23,000 shares), Mr. Smith (1,150,000 shares), Mr. Turner (165,000 shares), and to all directors and executive officers as a group (1,697,500 shares).

(2)	The table includes DSU’s as of May 3, 2013, for Ms. Bachelder (2,774 DSU’s), Mr. Burgoyne (245,635 DSU’s), Mr. Dodds (14,720 DSU’s), Mr. Hoffman (14,720 DSU’s), Mr. London (171,628 DSU’s), and Ms. Smith (201,266 DSU’s). The DSU’s will be exchanged one-for-one for shares of Pier 1 Imports’ common stock when the director ceases to be a member of the board of directors, as described above under the caption “Non-Employee Director Compensation for the Fiscal Year Ended March 2, 2013 – Fees Paid to Directors.” A DSU is the economic equivalent of one share of Pier 1 Imports’ common stock.

Security Ownership of Certain Beneficial Owners

The following table indicates the ownership by each person who is known by Pier 1 Imports as of May 3, 2013, to beneficially own more than 5% of Pier 1 Imports’ common stock:

Name and Address of Beneficial Owner	Common Shares Beneficially Owned		Percent of Class
Greek Investments, Inc.	12,348,976	(1)	11.53%
Harbour House Queen Street
Grand Turk
Turks and Caicos Islands

Columbia Wanger Asset Management, LLC	9,331,150	(2)	8.71%
227 West Monroe Street, Suite 3000
Chicago, IL 60606

BlackRock, Inc.	5,564,899	(3)	5.19%
40 East 52nd Street
New York, NY 10022

State Street Corporation	5,475,909	(4)	5.11%
One Lincoln Street
Boston, MA 02111

The Vanguard Group, Inc.	5,393,516	(5)	5.03%
100 Vanguard Blvd.
Malvern, PA 19355

(1)	This information was obtained from a Schedule 13G filed with the SEC on February 14, 2013, by Greek Investments, Inc., Jorge Constantino, Panayotis Constantino, Milany Limited, Eleonas Ltd, Nisos Purpose Trust and AMCO PTC as Reporting Persons for the shares listed. The filing indicates that each of the Reporting Persons, other than Greek Investments and Milany, disclaim beneficial ownership of the shares reported as beneficially owned by any such Reporting Person, and the filing of the Schedule 13G shall not be construed as an admission that any such person is the beneficial owner of any such securities. The filing further indicates that following a restructuring of the ownership of Greek Investments on July 27, 2011, none of the Reporting Persons, other than Greek Investments and Milany, retained an economic interest in the shares and states that another person, Cubiro Investments Limited, owns all of the rights to receive, or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares.

(2)	This information was obtained from a Schedule 13G/A filed with the SEC on February 14, 2013, by Columbia Wanger Asset Management, LLC and Columbia Acorn Fund. The filing indicates that Columbia Wanger Asset Management, LLC (“CWAM”) does not directly own any of the shares listed. The filing further indicates that as the investment advisor of Columbia Acorn Fund and various other investment companies and managed accounts, CWAM may be deemed to beneficially own the shares reported by Columbia Acorn Fund. Accordingly, the filing indicates that the shares reported by CWAM include those shares separately reported by Columbia Acorn Fund. According to the filing, the shares listed include 7,185,000 shares (6.7% of class) held by Columbia Acorn Fund over which it claims to have sole voting and dispositive power.

(3)	This information was obtained from a Schedule 13G filed with the SEC on January 30, 2013, by BlackRock, Inc. as beneficial owner of the shares listed. The filing indicates that the beneficial owner has sole voting and sole dispositive power over all of the shares listed.

(4)	This information was obtained from a Schedule 13G filed with the SEC on February 12, 2013, by State Street Corporation as beneficial owner of the shares listed. The filing indicates that the beneficial owner has shared voting and shared dispositive power over all of the shares listed. According to the filing, the shares listed include shares held by the following direct or indirect subsidiaries of State Street Corporation: State Street Bank and Trust Company, SSGA Funds Management, Inc., State Street Global Advisors Limited, State Street Global Advisors Ltd. and State Street Global Advisors, Australia Limited.

(5)	This information was obtained from a Schedule 13G/A filed with the SEC on February 11, 2013, by The Vanguard Group, Inc. as beneficial owner of the shares listed. The filing indicates that the beneficial owner has sole voting power over 142,891 of the shares listed, sole dispositive power over 5,255,625 of the shares listed and shared dispositive power over 137,891 of the shares listed. According to the filing, the shares listed include shares held by Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., who is the beneficial owner of 137,891 shares or 0.13% of the Common Stock outstanding of Pier 1 Imports as a result of its serving as investment manager of collective trust accounts. The filing also indicates that the shares listed also include shares held by Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of the Vanguard Group, Inc., who is the beneficial owner of 5,000 shares or 0.00% of the Common Stock outstanding of Pier 1 Imports as a result of its serving as investment manager of Australian investment offerings.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires Pier 1 Imports’ directors and executive officers, and persons who own more than 10% of a registered class of Pier 1 Imports’ equity securities, to file with the SEC and the NYSE reports disclosing their ownership and changes in ownership of Pier 1 Imports’ common stock or other equity securities. Pier 1 Imports’ executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish Pier 1 Imports with copies of all Section 16(a) reports they file. To Pier 1 Imports’ knowledge, and based solely on a review of the furnished Section 16(a) reports, all Section 16(a) filing requirements applicable to Pier 1 Imports’ executive officers, directors and greater than 10% beneficial owners during the last fiscal year were observed.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION; CERTAIN

RELATED PERSON TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

Each director of Pier 1 Imports who served as a member of the compensation committee during the fiscal year ended March 2, 2013 is identified above under the caption “Directors Attendance at Board and Committee Meetings and at the Annual Meeting of Shareholders.” During fiscal 2013, there were no compensation committee interlocks or insider participation.

Related Person Transaction Policies and Procedures

Pier 1 Imports’ board of directors has adopted as part of its Code of Business Conduct and Ethics a written Related Person Transaction Policies and Procedures which is administered by the nominating and corporate governance committee. Pier 1 Imports’ Code of Business Conduct and Ethics is available on its web site at www.pier1.com under the heading Investor Relations – Corporate Governance. The policy applies to any transaction or series of transactions in which Pier 1 Imports is a participant, the amount involved exceeds $120,000 annually, and a related person has a direct or indirect material interest. The policy defines a “related person” as any (a) person who is or was (since the beginning of the last fiscal year for which Pier 1 Imports has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as director, (b) greater than 5% beneficial owner of Pier 1 Imports’ common stock, or (c) immediate family member of any of the foregoing.

Transactions that fall within the policy (“interested transactions”) will be reviewed by the committee for approval, ratification or other action. Based on its consideration of all of the relevant facts and circumstances, the committee will decide whether or not to approve the interested transaction and will approve only those transactions that are believed to be in the best interest of Pier 1 Imports.

The policy provides that “certain interested transactions” are deemed to be pre-approved, even if the aggregate amount involved will exceed $120,000. Those interested transactions are: (a) employment of executive officers, (b) director compensation, (c) certain transactions with other companies if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of the other company’s total annual revenues, (d) certain charitable contributions by Pier 1 Imports if the aggregate amount involved does not exceed the lesser of $10,000 or 2% of the organization’s total annual receipts, (e) transactions where all shareholders receive proportional benefits (e.g., dividends), (f) transactions involving competitive bids, (g) regulated transactions, and (h) certain banking-related services. In addition, the policy delegates to the chair of the nominating and corporate governance committee the authority to pre-approve or ratify any interested transaction in which the aggregate amount involved is expected to be less than $250,000. During fiscal 2013, the chair of the nominating and corporate governance committee did not pre-approve or ratify any transactions.

Transactions with Related Persons

During fiscal 2013, there were no transactions exceeding $120,000 in which Pier 1 Imports was a participant, or is to be a participant, and in which any related person had or will have a direct or indirect material interest.

Pier 1 Imports indemnifies its directors and its executive officers to the fullest extent permitted by law and has also entered into agreements with these individuals contractually obligating Pier 1 Imports to provide this indemnification to them.

ITEMS OF BUSINESS TO BE ACTED UPON AT THE MEETING

PROPOSAL NO. 1 – Election of Directors

The shareholders will vote to elect as directors the eight nominees named below at the annual meeting of shareholders. Those elected will serve on the board of directors until the next annual meeting of shareholders and until their successors are elected and qualified. The board of directors, upon the recommendation of the nominating and corporate governance committee, has nominated each person listed below to stand for election. Although Pier 1 Imports does not anticipate that any of the nominees will be unable or unwilling to serve as a director, in the event that is the case, the board of directors may reduce its size or choose a substitute for that nominee.

In order to be elected, a nominee for director must receive the affirmative vote of a majority of the votes cast with respect to such nominee by the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors. A “majority of the votes cast” means that the number of votes cast “For” a nominee exceeds the number of votes cast “Against” the nominee. Abstentions and broker non-votes are not considered as votes cast.

The board of directors unanimously recommends a vote “For” the election of each of the following nominees as a director.

Nominees for Directors

As reflected in the section above captioned “Matters Relating to Corporate Governance, Board Structure, Director Compensation and Stock Ownership,” the primary qualities and characteristics nominees to the board of directors should possess are management and leadership experience; relevant knowledge; diversity of background and experience; and personal and professional ethics, integrity and professionalism. All eight of the nominees possess these attributes. The specific experiences, qualifications, attributes and skills of each individual which led to her or his nomination are included in the individual discussions below.

CLAIRE H. BABROWSKI

Ms. Babrowski, age 55, is being nominated for her third consecutive term on the board of directors. During fiscal 2013, Ms. Babrowski served as a member and chair of the nominating and corporate governance committee and as a member of the audit committee. Ms. Babrowski brings to the board experience in key leadership roles in leading global and domestic multi-unit companies. She possesses significant experience in operations, finance, international and general management as well as global exposure. Ms. Babrowski most recently served as executive vice president, chief operating officer of Toys “R” Us, Inc. from 2007 to 2010. She started her career spending 30 years at McDonald’s Corporation, where her last position was senior executive vice president and chief restaurant operations officer. From 2005 to 2006, Ms. Babrowski worked for RadioShack Corporation serving as executive vice president and chief operating officer, and then president, chief operating officer and acting chief executive officer. Ms. Babrowski currently serves as (i) a director and audit committee member of Delhaize Group, a Belgian company whose American Depository Receipts are traded on the NYSE and whose ordinary shares are traded on the NYSE Euronext in Brussels, and (ii) a member of the board of managers of QCE Finance LLC, which is the ultimate parent company of Quiznos®, and is the chair of the operations and development committee and serves on the marketing committee. Ms. Babrowski previously served as a director and chairman of Chipotle Mexican Grill, Inc.

CHERYL A. BACHELDER

Ms. Bachelder, age 57, is being nominated to her first full term on the board of directors. During fiscal 2013, Ms. Bachelder served as a member of the compensation committee. Ms. Bachelder is a restaurant industry executive who brings to the board over 30 years of brand building, operations and public-company management experience. Ms. Bachelder has served as chief executive officer of AFC Enterprises, Inc. since November 1, 2007. From November 2007 through February 2012, Ms. Bachelder also served as president of Popeyes® Louisiana Kitchen. Ms. Bachelder has served on the board of AFC Enterprises, Inc. since November 2006 and served on the board of True Value Corporation from July 2006 through February, 2013. From January 2001 to September 2003, she was the president and chief concept officer for KFC Corporation in Louisville, Kentucky. While at KFC, she was responsible for leading its U.S. restaurant business. From June 1995 to December 2000, Ms. Bachelder served as vice president, marketing and product development for Domino’s Pizza, Inc.

JOHN H. BURGOYNE

Mr. Burgoyne, age 71, is being nominated to his fourteenth consecutive term on the board of directors. During fiscal 2013, Mr. Burgoyne served as the chairman of the compensation committee. He brings to the board executive-level management and leadership skills along with extensive knowledge and experience in international business operations, specifically in the areas of China and the Pacific Regions of Asia. Prior to his retirement in 2007, Mr. Burgoyne’s career included serving as president of an international consulting firm, Burgoyne & Associates; and serving as the general manager of IBM’s Travel Industry Sector for the Asia Pacific Region; and serving as President and General Manager of IBM China Corp. In addition, Mr. Burgoyne serves his community in numerous volunteer leadership capacities. Mr. Burgoyne serves as the volunteer fire chief for the Greenwood community in Parker County, Texas, and on the certification board of the State Firemen’s & Fire Marshals’ Association of Texas, where, in both capacities, he has achieved recognized public safety and governmental experience on a local, state and national level.

HAMISH A. DODDS

Mr. Dodds, age 56, is being nominated for his third consecutive term on the board of directors. During fiscal 2013, Mr. Dodds served as a member of the audit committee. Mr. Dodds brings to the board over thirty years of executive experience in the shipping, retail, consumer goods and hospitality industries and has lived and worked in Europe, the Middle East, Africa, South America and the United States, gaining extensive international experience in finance, franchising, joint ventures and brand management. As president and chief executive officer for Hard Rock International since 2004, Mr. Dodds oversees the strategic development and operations of restaurants, hotels, casinos and live music venues across 58 countries. Previously, Mr. Dodds has served as a board member and compensation committee member and chief executive officer for CabCorp, as division president for PepsiCo Beverages covering South America, Central America and the Caribbean, and in a variety of general management and financial positions for PepsiCo, The Burton Group (now Arcadia Group) in the United Kingdom, and Overseas Containers, Ltd. Mr. Dodds is a fellow member of the Institute of Chartered Management Accountants.

BRENDAN L. HOFFMAN

Mr. Hoffman, age 44, is being nominated for his third consecutive term on the board of directors. During fiscal 2013, Mr. Hoffman served as a member of the compensation committee. Mr. Hoffman serves as president and chief executive officer of The Bon-Ton Stores, Inc. He brings to the board a broad retail background including experience in direct marketing, fulfillment and e-commerce operations. From October 2008 to February 2012, Mr. Hoffman served as president and chief executive officer of Lord & Taylor, a division of Hudson’s Bay Trading Company. Prior to that, Mr. Hoffman served six years as president and chief executive officer of Neiman Marcus Direct, where he oversaw the growth of neimanmarcus.com and the launch and growth of bergdorfgoodman.com. Mr. Hoffman held previous positions as vice president of Last Call Clearance Division at Neiman Marcus Stores; divisional merchandise manager of Bergdorf Goodman, Inc., a subsidiary of the Neiman Marcus Group; and divisional merchandise manager of Lord & Taylor, where he began his retail career in the executive training program. Mr. Hoffman serves on the advisory board of the Jay H. Baker Retailing Initiative at The Wharton School.

TERRY E. LONDON

Mr. London, age 63, is being nominated for his eleventh consecutive term on the board of directors. During fiscal 2013, Mr. London served as the non-executive chairman of the board, chairman of the audit committee and as a member of the compensation and nominating and corporate governance committees. A certified public accountant and president of the London Broadcasting Company, Inc., Mr. London provides the board with significant finance, accounting, media, and public company board knowledge and experience. Mr. London was voted the Broadcaster of the Year in 2011 by the Texas Association of Broadcasters. Earlier in his career, Mr. London served as president and chief executive officer, as well as chief financial and administrative officer, of Gaylord Entertainment Company. Mr. London currently serves as a director of Johnson Outdoors, Inc. and previously served as a director of Bass Pro Shops, Inc. In his role as director on other boards, Mr. London has served as the chairman of the audit committee and member of the compensation committee.

ALEXANDER W. SMITH

Mr. Smith, age 60, has served on the board of directors since joining Pier 1 Imports as president and chief executive officer in February 2007. During fiscal 2013, Mr. Smith served as a member of the executive committee. Mr. Smith has over 30 years of retail and international branding experience. Prior to joining Pier 1 Imports, Mr. Smith served as Group President of the TJX Companies, Inc., where he oversaw the operations and development of Home Goods, Marshalls, and TJ Maxx plus a number of corporate functions. He was instrumental in the development of the TK Maxx stores in Great Britain and ran its international operations. Mr. Smith also has served as a director of Papa John’s International, Inc., including service as chairman of its compensation committee and as a member of its audit committee. Mr. Smith’s employment agreement provides that, at all times during the employment period, Pier 1 Imports will use its reasonable efforts to cause the board of directors, or an authorized committee thereof, to nominate Mr. Smith for election to the board of directors at each annual meeting of shareholders of Pier 1 Imports held during the employment period, and, if nominated, to cause the board of directors to recommend his election to the shareholders of Pier 1 Imports.

CECE SMITH

Ms. Smith, age 68, is being nominated for her seventh consecutive term on the board of directors. During fiscal 2013, Ms. Smith served as a member and chair of the nominating and corporate governance committee and as a member and chair of the audit committee. A certified public accountant, Ms. Smith brings a wealth of retail, finance, and corporate governance knowledge and experience to the board. Prior to her retirement in September 2007, Ms. Smith co-founded Phillips-Smith-Machens Venture Partners, a venture capital firm which invested in retail and consumer businesses. Prior to that, Ms. Smith served as the executive vice president of finance and administration for Pearle Health Services, the world’s largest retail optical chain. Ms. Smith served as a director of Brinker International, Inc. from January 2002 to November 2012. Previously, Ms. Smith has served as a director of numerous public retailers, including Michaels Stores, Inc., Cheap Tickets, Inc., Hot Topic, Inc., and BizMart, Inc. and as a director and chairman of the Federal Reserve Bank of Dallas. In her role as director on other boards, Ms. Smith has served on audit, compensation and nominating and governance committees and has chaired audit and compensation committees.

The board of directors unanimously recommends a vote “For” the election of each of the above-named nominees as a director.

PROPOSAL NO. 2 – To Adopt a Non-binding, Advisory Resolution to Approve the Compensation of Pier 1 Imports’ Named Executive Officers as Disclosed Pursuant to the Compensation Disclosure Rules of the Securities and Exchange Commission, Including the Compensation Discussion and Analysis, Compensation Tables and Narrative Discussion Below Under the Caption “Executive Compensation”

General Information

Under rules adopted by the SEC pursuant to Section 14A of the Exchange Act, our shareholders are entitled to vote not less frequently than every three years upon an advisory, non-binding resolution approving the compensation of Pier 1 Imports’ named executive officers, as disclosed pursuant to the disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion (commonly called the “say-on-pay vote”). At our annual meeting of shareholders held on June 28, 2011, our shareholders indicated in an advisory vote that they overwhelmingly favored the say-on-pay vote every year. Accordingly, we are including in this proxy statement a non-binding, advisory shareholder vote on our executive compensation as described in this proxy statement. Shareholders are being asked to vote on the following resolution:

RESOLVED, that the compensation of Pier 1 Imports’ named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

The compensation of our named executive officers, as disclosed by the Compensation Discussion and Analysis, compensation tables and narrative discussion, is shown below under the caption “Executive Compensation.” As discussed in those disclosures, we believe that our compensation policies, principles, objectives and practices are focused on pay-for-performance and are strongly aligned with the long-term interests of our shareholders. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced senior executives to lead Pier 1 Imports successfully in a competitive environment.

Your vote on this resolution is advisory, and therefore not binding on Pier 1 Imports, the compensation committee, or the board of directors. The vote will not be construed to create or imply any change to the fiduciary duties of the board of directors, or to create or imply any additional fiduciary duties for the board of directors. However, our board of directors values the opinions of our shareholders, and, if the shareholders do not adopt the resolution set forth above, we will consider our shareholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote on this resolution is required to approve this resolution. Abstentions will be counted as represented and entitled to vote on this resolution and will have the effect of a vote “Against” the resolution. Broker non-votes will not be considered entitled to vote on this resolution and will not be counted in determining the number of shares necessary for approval of the resolution.

The board of directors unanimously recommends a vote “For” the non-binding, advisory resolution to approve the compensation of Pier 1 Imports’ named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion below under the caption “Executive Compensation.”

PROPOSAL NO. 3 – Ratification of the Audit Committee’s Engagement of Ernst & Young LLP as Pier 1 Imports’ Independent Registered Public Accounting Firm for Fiscal 2014

The audit committee has approved engaging Ernst & Young LLP as Pier 1 Imports’ independent registered public accounting firm for fiscal 2014. Ernst & Young LLP served as Pier 1 Imports’ independent registered public accounting firm for fiscal 2013 and has served in that capacity since fiscal 1996. Although approval or ratification of such engagement is not required, Pier 1 Imports is seeking the shareholders’ ratification of the audit committee’s engagement of Ernst & Young LLP because we believe that allowing shareholders to express their view on the matter is good corporate governance. SEC Rule 10A-3(b)2 requires that the audit committee “…must be directly responsible for the appointment…of any registered public accounting firm….” Since the audit committee must follow this requirement, the ratification is not binding on Pier 1 Imports. Any failure of the shareholders to ratify the audit committee’s engagement of Ernst & Young LLP as Pier 1 Imports’ independent registered public accounting firm would, however, be considered by the audit committee in engaging Ernst & Young LLP.

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote on this proposal is required to ratify the engagement of Ernst & Young LLP as Pier 1 Imports’ independent registered public accounting firm for fiscal 2014. Abstentions will be counted as represented and entitled to vote on this proposal and will have the effect of a vote “Against” the proposal.

The board of directors unanimously recommends a vote “For” the ratification of the audit committee’s engagement of Ernst & Young LLP as Pier 1 Imports’ independent registered public accounting firm for fiscal 2014.

Relationship with Independent Registered Public Accounting Firm

The audit committee is directly responsible for the appointment, compensation, retention and oversight of Pier 1 Imports’ independent registered public accounting firm. As described above, the audit committee has approved the engagement of Ernst & Young LLP as Pier 1 Imports’ independent registered public accounting firm for fiscal 2014.

The audit committee engaged Ernst & Young LLP as Pier 1 Imports’ independent registered public accounting firm for fiscal 2013 and the shareholders ratified that engagement at the annual meeting of the shareholders held on June 26, 2012. A representative of Ernst & Young LLP is expected to be present at the annual meeting of shareholders and will be given the opportunity to make a statement if he or she so desires and to respond to appropriate questions from shareholders.

Independent Registered Public Accounting Firm Fees

The following table presents fees incurred for professional services rendered by Ernst & Young LLP, Pier 1 Imports’ independent registered public accounting firm, for fiscal years ended March 2, 2013 and February 25, 2012.

	March 2, 2013	February 25, 2012
Audit Fees(1)	$953,880	$901,000
Audit Related Fees(2)	$27,500	$27,500
Tax Fees(3)	$364,844	$101,854
All Other Fees(4)	$2,008	$2,160

Total Fees	$1,348,232	$1,032,514

(1)	Includes fees for services related to the annual audit of the consolidated financial statements, required statutory audits, if any, reviews of Pier 1 Imports’ quarterly reports on Form 10-Q, the registered public accounting firm’s report on Pier 1 Imports’ internal control over financial reporting, as required under Section 404 of the Sarbanes-Oxley Act of 2002, and any registration statements during the respective periods.

(2)	Includes fees for services related to the Pier 1 Imports, Inc. Stock Purchase Plan and Pier 1 Imports’ consolidated balance sheet audits.

(3)	Includes fees for services related to tax compliance, tax advice and tax planning.

(4)	Includes fees for subscription to online research tool.

Pre-approval of Nonaudit Fees

The audit committee has adopted a policy that requires advance approval of all audit, audit related, tax and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the audit committee of specifically defined audit, audit related and tax services. Unless the specific service has been previously pre-approved with respect to a fiscal year, the audit committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The audit committee has delegated to the chairman of the audit committee, or any of its other members, authority to approve permitted services up to $50,000 per engagement provided that any pre-approval decisions are reported to the committee at its next scheduled meeting.

AUDIT COMMITTEE REPORT

Each member of the audit committee is an independent director, pursuant to the independence requirements of the SEC and NYSE. In accordance with the committee’s written charter, the committee assists the board of directors in overseeing the quality and integrity of Pier 1 Imports’ accounting, auditing and financial reporting practices. In performing its oversight function, the committee reviewed and discussed Pier 1 Imports’ audited consolidated financial statements as of and for the fiscal year ended March 2, 2013, with management and Pier 1 Imports’ independent registered public accounting firm, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The committee also discussed with Pier 1 Imports’ independent registered public accounting firm all matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent registered public accounting firm’s examination of the consolidated financial statements.

The committee obtained from the independent registered public accounting firm a formal written statement describing all relationships between the firm and Pier 1 Imports that might affect the firm’s independence consistent with applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The committee also discussed with the registered public accounting firm any relationships that may have an impact on its objectivity and independence and satisfied ourselves that the registered public accounting firm is independent. The committee also considered whether the provision of non-audit services by Ernst & Young LLP, Pier 1 Imports’ independent registered public accounting firm for fiscal 2013, to Pier 1 Imports is compatible with maintaining Ernst & Young LLP’s independence.

Based on the above-described review and discussions with management and the independent registered public accounting firm, the committee recommended to the board of directors that Pier 1 Imports’ audited consolidated financial statements be included in Pier 1 Imports’ Annual Report on Form 10-K for the fiscal year ended March 2, 2013, for filing with the SEC.

AUDIT COMMITTEE

Cece Smith, Chair

Claire H. Babrowski

Hamish A. Dodds

EXECUTIVE COMPENSATION

Compensation Committee Report

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis below. Based on the review and discussion, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in Pier 1 Imports’ 2013 proxy statement.

COMPENSATION COMMITTEE

John H. Burgoyne, Chairman

Cheryl A. Bachelder

Brendan L. Hoffman

Terry E. London

Compensation Discussion and Analysis

The purpose of this Compensation Discussion and Analysis disclosure is to provide material information about Pier 1 Imports’ compensation policies, principles, objectives and practices for its named executive officers (“NEO”) for fiscal 2013 and to put into perspective the tabular disclosures and related narratives that follow it.

Executive Summary

The executive officers’ decisions and leadership over the past five years, even throughout the worst recessionary business climate in recent history, positioned Pier 1 Imports to achieve significantly improved and profitable operating performance in fiscal 2013. Detailed below are key business achievements during fiscal 2013, an overview of Pier 1 Imports’ executive compensation philosophy and some highlights of Pier 1 Imports’ executive compensation program in fiscal 2013.

FISCAL 2013 BUSINESS RESULTS HIGHLIGHTS:

•

delivered a 7.5% annual comparable store sales increase resulting primarily from increases in traffic and average ticket in addition to delivering a 9.5% annual comparable store sales increase in fiscal 2012;

•	delivered gross profit of 43.6% of fiscal 2013 sales that surpassed last year’s gross profit of 42.5% of fiscal 2012 sales;

•	limited selling, general and administrative expenses to 30.1% of fiscal 2013 sales, an improvement over last year’s selling, general and administrative expenses of 31.0% of fiscal 2012 sales;

•	delivered annual operating income of $199.0 million, or 11.7% of fiscal 2013 sales, a 28.6% improvement over last year’s operating income of $154.8 million, or 10.1% of fiscal 2012 sales;

•	maintained a strong balance sheet at year-end with $231.6 million in cash, inventory of $356.1 million, a 10.4% increase compared to fiscal 2012 year-end inventory, and $9.5 million in long-term debt;

•

returned value to shareholders through a $0.04 quarterly cash dividend, which commenced in April 2012, and was subsequently increased by 25% to $0.05 per share in December 2012; approximately $18.0 million was paid in quarterly cash dividends during fiscal 2013;

•

completed a $100 million share repurchase program in December 2012, repurchasing approximately 5.3% of Pier 1 Imports’ outstanding common stock, which followed another $100 million share repurchase program completed in September 2011;

•	authorized a new $100 million share repurchase program in December 2012 , all of which remained available for repurchase at the end of fiscal 2013;

•

delivered a total shareholder return (“TSR”) of approximately 38% in fiscal 2013. At the end of fiscal 2013, the three-year TSR for Pier 1 Imports was approximately 273%, compared to a three-year TSR for the S&P 500 which was approximately 47% during the same time period; and

•	increased Pier 1 Imports’ market capitalization by approximately $600 million, from $1.8 billion to approximately $2.4 billion.

EXECUTIVE COMPENSATION OVERVIEW

Pier 1 Imports’ executive compensation philosophy is focused on pay for performance in conjunction with appropriate compensation practices aligned to meet the needs of the business. Below is a summary of compensation practices Pier 1 Imports has adopted that it believes drive performance, thereby increasing shareholder value:

What Pier 1 Imports Does

Pay for Performance. In fiscal 2013, 88% of Pier 1 Imports’ CEO’s target pay and 64% of the NEO’s target pay (on average) was based on long-term and short-term incentives which are tied to financial results and stock performance.

Aggressive Short-Term Incentive Performance Metrics. The fiscal 2013 short-term incentive performance metric at target represented a 16.9% increase over fiscal 2012’s actual results for that performance metric. Cumulatively, Pier 1 Imports’ short-term incentive target has increased approximately 680% over the past three years.

Relative Performance in Pier 1 Imports’ Equity Awards. Beginning in fiscal 2013, approximately 25% of the NEO’s (excluding the CEO’s) equity awards are earned based on Pier 1 Imports’ stock performance against a peer group. The CEO will have a portion of his equity awards tied to the same performance metric beginning in fiscal 2014 pursuant to his renewed and extended employment agreement described below.

Annual Say-on-Pay with Vote Results. Pier 1 Imports holds an annual advisory say-on-pay vote. Last year, 96.3% of the votes represented at the meeting and entitled to vote on the say-on-pay proposal approved Pier 1 Imports’ executive compensation program.

Management Continuity. Management continuity is vital to Pier 1 Imports’ continued short-term and long-term success. As such, the CEO’s employment agreement was renewed and extended during fiscal 2013.

Stock Ownership Guidelines. The board of directors has adopted stock ownership guidelines for Pier 1 Imports’ officers and directors. At the end of fiscal 2013, each NEO had either satisfied the ownership guidelines, or was on track to satisfy those guidelines within the required timeframe. As of May 3, 2013, the CEO beneficially owns, for purposes of the guidelines, 1,001,712 shares of Pier 1 Imports stock, which has a value in excess of nineteen times his base salary.

Mitigation of Undue Risk. Pier 1 Imports’ compensation plans have caps on the maximum level of payouts for its short-term incentive plan and maximum award grants for its long-term incentive plan, plus multiple performance metrics for the long-term incentives. An independent executive compensation consultant reports directly to the compensation committee of the board of directors. In addition, Pier 1 Imports conducts an annual risk assessment to verify that its compensation programs are not structured to promote inappropriate risk taking.

What Pier 1 Imports Does Not Do

No Tax Gross-Ups Upon Change in Control. Beginning with the CEO’s renewed and extended employment agreement described below, which was signed during fiscal 2013 and which is effective beginning March 3, 2013, Pier 1 Imports has eliminated any tax gross-ups payable to the CEO associated with payments contingent on a change in control.

No Dividends on Unvested Restricted Stock. Beginning with the fiscal 2012 restricted stock grants, unvested time-based and performance-based restricted shares do not receive cash dividend payments.

During Fiscal 2013, no Above-Market Earnings were Paid on Deferred Compensation Arrangements.

No Across the Board Base Salary Increases for Executives. Pier 1 Imports evaluates the total compensation for all executives and only makes adjustments to base salary when necessary to reflect significant changes in the executive’s responsibilities or in current market conditions.

No Hedging, Short Sales, Option Trading or Pledging of Pier 1 Imports’ Common Stock. All employees and directors are prohibited from the following activities related to Pier 1 Imports’ stock: hedging and other forms of monetizing transactions, short sales, option trading, and holdings in a margin account or pledging as collateral for a loan.

FISCAL 2013 EXECUTIVE COMPENSATION HIGHLIGHTS

The following is a brief summary of the most significant developments relating to Pier 1 Imports’ chief executive officer compensation, to NEO base salaries and to short-term and long-term incentive programs during fiscal 2013.

Chief Executive Officer Compensation

One of the most significant accomplishments regarding executive pay in fiscal 2013 was the negotiation of a new employment agreement for Mr. Smith, which extends his service and role as Pier 1 Imports president and chief executive officer through February 27, 2016. The employment agreement, which is a second renewal and extension of his employment agreement, was negotiated by the compensation committee of the board of directors, which considered the retention of Mr. Smith to be of paramount importance to the ongoing success of Pier 1 Imports as it executes its growth plan and strategy. When Mr. Smith assumed the role of president and chief executive officer in February 2007, Pier 1 Imports was a struggling specialty retailer with lackluster sales and operating losses – Pier 1 Imports’ share price had declined from over $26.00 per share in November of 2003 to less than $6.00 per share in December of 2006.

The value of Mr. Smith’s impact on the organization has been significant. Since joining the organization in February 2007, the market capitalization of Pier 1 Imports has increased by approximately $1.8 billion, or 325%, the organization has spent $200,000,000 to buy back stock through its share repurchase programs and has returned approximately $18,000,000 to shareholders in the form of cash dividends. Over the past five years, Pier 1 Imports’ total cumulative shareholder return has been greater than 400%, and during this time, Mr. Smith’s compensation has predominately been in the form of equity and performance-based incentives. During this period, Mr. Smith’s total compensation has increased as Pier 1 Imports’ stock price has risen.

As illustrated in Table 1 below, there is a strong positive relationship between Mr. Smith’s pay as reported in the Summary Compensation Table and Pier 1 Imports’ total shareholder return over the last three fiscal years.

Table 1

Summary Compensation Table = total compensation as reported in the Pier 1 Imports’ proxy in each of the last three fiscal years.

Pier 1 Imports TSR = year-over-year growth in a $100 investment in Pier 1 Imports’ common stock, assuming dividend reinvestment, over the 3-year period, February 26, 2010 to March 1, 2013 (the last trading day of fiscal 2013).

Peer Group TSR = year-over-year growth in a $100 investment in the stock of the Pier 1 Imports’ peer group, assuming dividend reinvestment, used for executive compensation purposes (detailed below under the caption “Compensation Policies, Principles, Objectives and Practices”) over the 3-year period, February 26, 2010 to March 1, 2013.

S&P TSR = year-over-year growth in a $100 investment in the S&P 500, assuming dividend reinvestment, over the 3-year period, February 26, 2010 to March 1, 2013.

As illustrated in the graph:

•

A $100 investment in Pier 1 Imports’ common stock on February 26, 2010 (the last trading day of fiscal 2010) grew to $373 by the end of fiscal year 2013, which represents an approximate 55% 3-year annualized TSR growth rate.

•	Reported CEO pay, as shown in the summary compensation tables for each respective fiscal year, grew by 290% from the beginning of fiscal 2011 through fiscal 2013.

•

A $100 investment on February 26, 2010 in the stock of the component companies comprising the Pier 1 Imports peer group (for executive compensation purposes as detailed later in this Compensation Discussion & Analysis) grew to $215 by the end of fiscal year 2013, which represents an approximate 29% 3-year annualized TSR growth rate.

•	A $100 investment in the S&P 500 on February 26, 2010 grew to $147 by the end of fiscal year 2013, which represents an approximate 13.5% 3-year annualized TSR growth rate.

Given the structure of Mr. Smith’s equity compensation pursuant to his second renewed and extended employment agreement, Pier 1 Imports believes it helpful to explain his fiscal 2013 total compensation. On June 13, 2012, Mr. Smith and Pier 1 Imports entered into a second renewal and extension of Mr. Smith’s employment agreement, effective March 3, 2013. Restricted stock awards to be made pursuant to that agreement are both performance-based and time-based and are to be made over the three-year term of the employment agreement. However, accounting guidelines require Pier 1 Imports to include the value of the future time-based restricted shares in the fiscal 2013 Summary Compensation Table below, even though those shares were not actually received in fiscal 2013 and will not be received if Mr. Smith is not employed on future dates pursuant to his employment agreement. As a result, the value of Mr. Smith’s total fiscal 2013 stock awards compensation in the Summary Compensation Table below appears substantially higher than the value of restricted stock awards he actually received during fiscal 2013. When the time-based restricted stock awards are received during fiscal years 2014, 2015 and 2016 (provided Mr. Smith is employed on the first day of the respective fiscal years), the value of those awards will not be included in the respective summary compensation table because the amounts will have already been reported in fiscal 2013. For further discussion and more details on Mr. Smith’s employment agreement, see the Chief Executive Officer Employment Agreement section under the caption “Executive Compensation Components” below.

Table 2 below illustrates the total maximum number of shares received during Mr. Smith’s employment during fiscal 2011, 2012 and 2013 (pursuant to the first renewal and extension), regardless of the required reporting of the value of these shares in the fiscal 2010 summary compensation table. Table 2 also illustrates the total maximum number of shares to be received under Mr. Smith’s employment agreement during fiscal 2014, 2015 and 2016 (pursuant to the second renewal and extension), regardless of the required reporting of the value of these shares in the fiscal 2013 summary compensation table.

Table 2
Maximum Fiscal Year Share Opportunity
Fiscal Year	Performance-Based (Profit Goal)*	Performance-Based (TSR)**	Time-Based	Total Shares
FY 11	187,500	n/a	187,500	375,000
FY 12	187,500	n/a	187,500	375,000
FY 13	187,500	n/a	187,500	375,000
Fiscal Year	Performance-Based (Profit Goal)*	Performance-Based (TSR)**	Time-Based	Total Shares
FY 14	120,000	75,000	180,000	375,000
FY 15	120,000	75,000	180,000	375,000
FY 16	120,000	75,000	180,000	375,000
*	As defined below.
**	TSR performance-based shares granted for the first time beginning with fiscal 2014 grant.

Table 2 above illustrates that pursuant to Mr. Smith’s first renewal and extension of his employment agreement, which expired at the end of fiscal 2013, Mr. Smith received the same number of shares in connection to his participation in Pier 1 Imports’ long-term incentive plan in fiscal 2013 that he received in both fiscal 2012 and fiscal 2011. The portion of those fiscal 2013 shares was also again equally split between performance-based and time-based shares as it was in fiscal 2012 and fiscal 2011.

Base Salary

Despite its strong financial performance, Pier 1 Imports once again concluded in fiscal 2013 that “across-the-board” salary increases were not appropriate, primarily because its short-term and long-term incentives were delivering above-market pay for above-market performance. However, as in past years, a review of all executive positions was conducted, and three NEO’s had their base salaries adjusted to reflect their increased roles and responsibilities in the organization as well as the external labor market for similar positions. Accordingly, Mr. Turner’s base salary was adjusted from $460,000 to $475,000, an increase of 3.3%, to reflect his promotion to senior executive vice-president and chief financial officer on April 15, 2012. Mr. Benkel received a base salary adjustment from $310,000 to $330,000, an increase of 6.45%, to reflect his promotion to executive vice-president of planning and allocations on April 15, 2012. Ms. David received a base salary adjustment from $400,000 to $410,000, an increase of 2.5%, in consideration of her on-going roles and responsibilities for fiscal 2013 given the external labor market for similar positions. For further discussion and more details on base salary, see the Base Salary section under the caption “Executive Compensation Components” below.

Short-Term Incentive

No major changes were made to the fiscal 2013 short-term incentive plan, as Pier 1 Imports believes the incentive plan as structured in fiscal 2012 had the desired objective of helping motivate its executives to achieve outstanding financial and operating results. The performance metric targets for the plan focused on adjusted EBITDA (as detailed below) achievement with the targeted performance metric being set approximately 16.9% above actual fiscal 2012 results for the performance metric. Pier 1 Imports’ actual performance in fiscal 2013 resulted in achievement in excess of the target. For further discussion and more details on the short-term incentive plan, see the Short-Term Incentive section under the caption “Executive Compensation Components” below.

Long-Term Incentive

In prior fiscal years, Pier 1 Imports’ long-term incentive program consisted of performance-based and time-based restricted stock. During fiscal 2013, Pier 1 Imports incorporated a second performance feature that measures relative TSR performance against a peer group. For fiscal 2013 the NEOs’ equity grants, other than Mr. Smith’s, were 60% performance-based restricted shares and 40% time-based restricted shares. Mr. Smith’s long-term equity awards are governed by his employment agreement. For further discussion and more details on the long-term incentive plan, see the Long-Term Incentive section under the caption “Executive Compensation Components” below.

Compensation Policies, Principles, Objectives and Practices

Pier 1 Imports’ proven success and continuation of that success depends, in large part, on its ability to successfully attract, motivate and retain a qualified management team. Sourcing qualified candidates to fill important positions within Pier 1 Imports is challenging given the highly competitive retail environment. Accordingly, Pier 1 Imports’ overall compensation philosophy is that its executive compensation program should be structured to attract and retain highly skilled and motivated individuals who will lead Pier 1 Imports to successful performance that is consistent with shareholders’ expectations. Pier 1 Imports accomplishes this by creating total compensation packages which are competitive in the retail industry, fair and equitable among the executives, and which provide strong incentives for the long-term success and performance of Pier 1 Imports.

Pier 1 Imports provides both short-term and long-term incentives to its executives for the effective management of major functions, teamwork, and effective expense control. Success on these fronts leads to its overall success. Pier 1 Imports believes that as an executive’s level of responsibility increases, a greater portion of that executive’s potential total compensation should come from performance-based plans. Pier 1 Imports also believes that the majority of an executive’s compensation should be “at-risk” and tied to Pier 1 Imports’

performance as well as its performance in relation to a group of other retail companies for certain long-term incentive awards. This aligns management’s interests with shareholders’ interests as the executive’s potential total compensation should only increase when Pier 1 Imports’ performance improves.

Pier 1 Imports generally targets total compensation packages for executive officers to reflect the 50th percentile of Pier 1 Imports’ peer group when it achieves planned financial and operational goals. Pier 1 Imports designs its total compensation packages to provide pay above the 50th percentile of pay compared to its peer group when its results exceed planned financial and operational goals.

At the beginning of fiscal 2013, Pier 1 Imports used a group of peer companies to benchmark base salary, short-term incentive and long-term incentive elements of total executive compensation. The peer group included the following companies, which at that time were publicly traded and were direct competitors, retail industry competitors, and/or local area competitors for executive talent:

• Bed Bath & Beyond Inc.	• RadioShack Corporation

• Charming Shoppes, Inc.	• Ross Stores, Inc.

• Cost Plus, Inc.	• Stein Mart, Inc.

• Dick’s Sporting Goods, Inc.	• The Talbots Inc.

• Finish Line Inc.	• Tuesday Morning Corporation

• Fossil, Inc.	• Ulta Salon, Cosmetics & Fragrance, Inc.

• Hhgregg, Inc.	• Williams-Sonoma, Inc.

• Kirkland’s, Inc.	• Zale Corporation

• PetSmart, Inc.

Data for these companies was provided by Pay Governance LLC, the compensation committee’s independent executive compensation consultant. Pay Governance LLC also provided data from the 2012 Towers Watson Retail/Wholesale Survey in order to provide additional information relating to total compensation, cash compensation and equity trends in the broader retail industry to ensure that Pier 1 Imports maintains competitive compensation practices and packages across the broader retail group.

Advisory Vote on Executive Compensation

Pier 1 Imports conducted an advisory vote on executive compensation at its 2012 annual meeting of shareholders. While this vote was not binding on Pier 1 Imports, its board of directors or its compensation committee, Pier 1 Imports believes that it is important for its shareholders to have an opportunity to vote on this proposal on an annual basis as a means to express their views regarding Pier 1 Imports’ executive compensation philosophy, its compensation policies and programs, and its decisions regarding executive compensation, all as disclosed in the proxy statement. Pier 1 Imports’ board of directors and its compensation committee value the opinions of Pier 1 Imports’ shareholders and, to the extent there is any significant vote against the compensation of its NEOs as disclosed in the proxy statement, Pier 1 Imports will consider its shareholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.

At the 2012 annual meeting of shareholders, 96.3% of the votes represented at the meeting and entitled to vote on the advisory vote on executive compensation (Proposal No. 2 in last year’s proxy statement) approved Pier 1 Imports’ NEO compensation as disclosed in the proxy statement. The board of directors and compensation committee reviewed the final vote results and determined that, given the significant level of support, no significant changes to its executive compensation policies and decisions were necessary based on the vote results.

Pier 1 Imports has determined that its shareholders should vote on a say-on-pay proposal each year, consistent with the preference expressed by its shareholders at the 2011 annual meeting of shareholders.

Executive Compensation Components

Table 3 below explains the intended purposes and specific features of the direct compensation components of Pier 1 Imports’ executive compensation program for fiscal 2013:

Table 3

Pay Mix

Base Salary – Provides a fixed amount of compensation that is commensurate with market practices for similar jobs and aids in attracting and retaining key executives.

Short-Term Incentives (“STI”) – A quarterly and annual performance-based cash incentive award designed to motivate and reward executives to achieve maximum quarterly and annual financial and operational goals. The incentive, if achieved, also aligns individual annual pay levels so that they are competitive in the marketplace.

Long-Term Incentives (“LTI”) (Performance-based and Time-based) – An equity-based incentive award designed to motivate, reward and retain Pier 1 Imports’ executive team through long-term equity growth. Pier 1 Imports believes its executive team’s interests should be closely aligned to the long-term interests of its shareholders, and providing a substantial portion of total compensation in the form of restricted performance-based and time-based equity awards combined with the Pier 1 Imports stock ownership guidelines helps to align the interests of its executive team with its shareholders.

Targeted Direct Compensation – Sum total of all the elements of the cash and equity compensation programs provided to executive officers.

Base Salary

The aspects of individual performance that may be considered in the determination of each executive’s base salary include the individual’s contribution to achieving operating goals, expense control and reduction, profitability, and performance as compared to planned results. In addition, the following factors may be considered when assessing the performance of each NEO: thought leadership (analysis, judgment, and financial acumen), results leadership (planning and execution), people leadership (influence and execution), and personal leadership (the ability to trust, adapt and learn). Pier 1 Imports recognizes individual experience, skill, level of responsibility and performance over time to set base salary levels. Generally, base salary is targeted at the 50th percentile for comparable skills. Changes to base salary may be made based on individual and company performance, pay in relation to peers for executive compensation purposes, “at market” within the context of the national retail market, and increased responsibility.

In fiscal 2013, Pier 1 Imports’ chief executive officer and human resources compensation group once again recommended to the compensation committee only targeted increases to certain executives and no “across the board” base salary increases for Pier 1 Imports’ NEOs. The compensation committee agreed to support management’s recommendation and approved targeted increases in base salary for three of the NEOs, as discussed above.

Short-Term Incentive

During fiscal 2013, Pier 1 Imports’ short-term incentive plan for its executives was a cash incentive award which used a performance measure of consolidated earnings before interest, taxes, depreciation, and amortization adjusted for certain recurring non-cash items and unusual or non-recurring items. For discussion purposes, Pier 1 Imports refers to this performance measure as the Profit Goal, and it was selected as the financial measure because it focuses on factors that an individual participant’s actions can affect. In other words, it eliminates the effects of financing and tax decisions as well as unusual charges and more closely reflects cash being generated by Pier 1 Imports’ ongoing core operations. Also, the short-term incentive Profit Goal as a measure of Pier 1 Imports’ financial and operational performance is designed to lead to increased profitability over time.

These factors were discussed with the compensation committee and, as a result, the compensation committee approved the plan and set quarterly and annual Profit Goal target levels for fiscal 2013. The Profit Goal targets and the actual Pier 1 Imports’ approved results are shown in Table 4 below.

Table 4

Pier 1 Imports’ Fiscal 2013 Quarterly and Annual Profit Goal Short-Term Incentive
Fiscal Year 2013	Target	Actual Results
1st Quarter	$31,400,000	$37,300,000
2nd Quarter	$35,900,000	$42,400,000
3rd Quarter	$47,200,000	$50,700,000
4th Quarter	$103,500,000	$113,500,000
Fiscal Year	$218,000,000	$244,000,000

The fiscal 2013 targeted annual Profit Goal of $218,000,000 represented an approximate 16.9% increase over the actual results of the annual Profit Goal for fiscal 2012 of $186,500,000. No annual award payout was possible unless the Profit Goal exceeded the previous year’s actual results.

The actual approved quarterly Profit Goals shown in Table 4 above resulted in participants earning 100% of their fiscal 2013 quarterly incentive cash awards. The actual approved annual Profit Goal attained for fiscal 2013 was $244,000,000 and the short-term incentive plan achieved its desired intent of increasing the financial and operational year-over-year performance of Pier 1 Imports. That actual annual Profit Goal resulted in participants earning 250% of their annual incentive cash award. When combined, the quarterly and annual incentive cash awards had the effect of each participant’s short-term incentive cash award equaling 175% of their respective fiscal 2013 short-term incentive potential.

Table 5 below explains the NEOs’ fiscal 2013 incentive targets (expressed as a percentage of the officer’s base salary) and the quarterly and annual component details. See further discussion of incentive targets below under the caption “Grants of Plan-Based Awards for the Fiscal Year Ended March 2, 2013.”

Table 5

Named Executive Officer	Quarterly Incentive Component (50% of incentive target)					Annual Incentive Component (50% of incentive target)
	Q1	Q2	Q3	Q4	+	Threshold 10%	Target 100%	Maximum 400%	=	Fiscal 2013 Short-Term Incentive Target
CEO	12.5%	12.5%	12.5%	12.5%		5%	50%	200%		100%
CFO	10%	10%	10%	10%		4%	40%	160%		80%
Other NEOs	9.375%	9.375%	9.375%	9.375%		3.75%	37.5%	150%		75%
The quarterly incentive component was based on the achievement of each fiscal quarter’s targeted Profit Goal. Each quarter was measured independently on a pass or fail basis and was paid out at either 100% following successful achievement of the targeted quarterly Profit Goal, or 0% if the goal was not met.						The annual incentive component was based on the achievement of the targeted annual Profit Goal, which is the cumulative total for the quarterly targeted Profit Goals for the fiscal year. The threshold Profit Goal that would result in a 10% payout of the annual component of the short-term incentive target was $190,000,000. Achieving the target Profit Goal of $218,000,000 would result in a 100% payout. A maximum payout of 400% would occur if the annual Profit Goal met or exceeded $262,000,000.				The short-term incentive opportunity for the NEOs (expressed as a percentage of base salary) was comprised of 2 components, the quarterly incentive component and the annual incentive component.

The plan required participants to be employed with Pier 1 Imports at the end of each respective quarter and year-end to receive an incentive cash award, if any, for that performance period. The plan allowed Pier 1 Imports’ chief executive officer to reduce the cash award of a participant as a result of individual performance. Pier 1 Imports believes that these target percentage levels were competitive when compared to Pier 1 Imports’ peer group as identified at the beginning of the fiscal year.

Long-Term Incentive

Pier 1 Imports believes that restricted stock provides a long-term incentive opportunity that is both competitive in the retail industry and serves as a retention tool. Table 6 below provides a breakdown of the restricted stock awarded to the NEOs, other than Mr. Smith, in fiscal 2013. Mr. Smith’s long-term incentive awards, as governed by his employment agreement, are detailed in Table 2 above.

Table 6

Named Executive Officer (other than CEO)	Performance- Based Shares (#) – Profit Goal	Performance- Based Shares (#) – TSR	Time-Based Shares (#)	Total Fiscal 2013 Shares Granted (#)
Charles H. Turner	9,598	6,857	10,970	27,425
Michael R. Benkel	6,668	4,764	7,621	19,053
Catherine David	8,285	5,919	9,468	23,672
Sharon M. Leite	7,072	5,053	8,083	20,208

Approximately 60% of the shares granted in fiscal 2013 were performance-based. Of that 60%, approximately 58% were based on a Profit Goal target, while approximately 42% were based on relative TSR. The Profit Goal shares vest 33% upon Pier 1 Imports satisfying the targeted Profit Goal established by the compensation committee for fiscal 2013 and will vest 33% and 34% for each of the following two fiscal years, respectively, upon Pier 1 Imports satisfying the targeted Profit Goal established by the compensation committee for those respective fiscal years. Vesting for each fiscal year is also conditioned upon the NEO being employed on the date of filing of Pier 1 Imports’ annual report on Form 10-K with the SEC for the applicable fiscal year. For discussion purposes, Pier 1 Imports refers to these grants as Profit Goal performance-based shares.

The targeted Profit Goal performance-based shares for a given fiscal year, vest pursuant to the following schedule (with interpolation between the levels):

100% of the Profit Goal target – 100% of the shares;

96% of the Profit Goal target – 90% of the shares;

92% of the Profit Goal target – 80% of the shares;

88% of the Profit Goal target – 70% of the shares;

       84% of the Profit Goal target – 60% of the shares; and

80% of the Profit Goal target – 50% of the shares.

Over each three-year performance (vesting) period, if the targeted Profit Goal is not satisfied in any fiscal year, those Profit Goal performance-based shares that do not vest may still vest if the sum of consecutive years’ Profit Goals equals or exceeds the sum of the individual consecutive fiscal years’ Profit Goal targets. The Profit Goal for fiscal 2013 of $218,000,000 was exceeded, as shown in Table 4 above, and 33% of the Profit Goal performance-based shares granted in fiscal 2013 vested upon the date of filing of Pier 1 Imports’ annual report on Form 10-K.

Approximately 42% of the performance-based shares granted in fiscal 2013 cliff vest as shown in Table 7 below within thirty days of the end of fiscal 2015, provided the NEO is employed on the vesting date. Vesting is based on Pier 1 Imports’ percentile ranking within the rankings of the annual equivalent return of the TSR of Pier 1 Imports and a peer group using the average closing stock price of Pier 1 Imports and the peer group companies during the twenty trading days at the beginning of fiscal 2013 and the average closing stock price during the twenty trading days at the end of fiscal year 2015. The peer group is comprised of the companies in the Russell 1000 Specialty Retail Index, with the addition of any other specialty retailers in Pier 1 Imports’ fiscal 2013 peer group for executive compensation purposes. For discussion purposes, Pier 1 Imports refers to these grants as the TSR performance-based shares.

Table 7
Pier 1 Imports’ Percentile Rank Within TSR Peer Group	Percent of Target Performance-Based Shares Vested
91% and above	250%
81% - 90%	225%
76% - 80%	200%
70% - 75%	175%
61% - 69%	150%
56% - 60%	125%
50% - 55%	100%
41% - 49%	50%
40% and below	0%

The remaining 40% of shares granted in fiscal 2013 were time-based shares where the restrictions lapse over a 3-year period. These shares vested 33% on April 6, 2013, and will vest 33% on April 6, 2014 and 34% on April 6, 2015 provided that the NEO is employed on the applicable vesting date.

Retirement and Other Plans

Pier 1 Imports offers a supplemental retirement plan which is designed to provide certain executives with post-employment financial security and to mitigate the effects of deferral limitations on highly compensated individuals in qualified plans such as Pier 1 Imports’ 401(k) plan. The plan also assists Pier 1 Imports in attracting and retaining executives. The plan is described and discussed below under the caption “Pension Benefits Table for the Fiscal Year Ended March 2, 2013.”

In addition, for the same purposes, Pier 1 Imports offered a non-qualified deferred compensation plan known as the Pier 1 Imports, Inc. Deferred Compensation Plan to its executives and key members of management. The plan also assists Pier 1 Imports in attracting and retaining executives and key members of management. The plan is described and discussed below under the caption “Non-Qualified Deferred Compensation Table for the Fiscal Year Ended March 2, 2013.”

Chief Executive Officer Employment Agreement

As noted, Mr. Smith’s employment with Pier 1 Imports as its president and chief executive officer is governed by an employment agreement. Pier 1 Imports utilizes an employment agreement to create continuity of Mr. Smith’s services and to mitigate Mr. Smith’s risk of involuntary termination (other than for cause) or Mr. Smith’s voluntary termination based on a good reason, both events as defined in the agreement.

Mr. Smith’s employment since February of 2007 has been governed by employment agreements. The initial employment agreement was for a term of three years beginning February 19, 2007 and expiring February 27, 2010. On December 15, 2009, Mr. Smith and Pier 1 Imports entered into the first renewal and extension of that employment agreement. The first renewal and extension was effective February 28, 2010, the first day of fiscal 2011. The term of the first renewal and extension was for three fiscal years ending on March 2, 2013, the last day of fiscal 2013. On June 13, 2012, Mr. Smith and Pier 1 Imports entered into the second renewal and extension of that employment agreement. The second renewal and extension was effective March 3, 2013, the first day of fiscal 2014. The term of the second renewal and extension is for three fiscal years ending on February 27, 2016, the last day of fiscal 2016. The second renewal and extension is renewable one fiscal year at a time beginning on February 28, 2016, unless Pier 1 Imports or Mr. Smith gives notice of non-renewal at least 60 days prior to that date.

During fiscal 2013, pursuant to the first renewal and extension, Mr. Smith’s base salary was $1,050,000 per year and he was eligible to participate in Pier 1 Imports’ short-term and long-term incentive cash awards.

Also, pursuant to the first renewal and extension, Mr. Smith received:

•

375,000 shares of time-based restricted stock on December 18, 2009, under the Pier 1 Imports, Inc. 2006 Stock Incentive Plan. One-third of such shares vested on December 18, 2010, one-third of such shares vested on December 18, 2011, and the remaining one-third of such shares vested on December 18, 2012; and

•

the right to receive 375,000 shares of restricted stock on February 28, 2010, February 27, 2011 and February 26, 2012. The restricted stock vest(ed) as follows: (i) one-half of the 375,000 shares of restricted stock were time-based and vest(ed) 62,500 shares per year on the last day of the fiscal year in which the restricted stock was issued and on the last day of the following two fiscal years, provided Mr. Smith was employed on the last day of each such fiscal year; and (ii) the other one-half of the 375,000 shares of restricted stock were performance-based and vest(ed) 62,500 shares upon Pier 1 Imports satisfying the Profit Goal target established by the compensation committee for the fiscal year in which the grant was made and 62,500 shares in each of the following two fiscal years upon Pier 1 Imports satisfying the Profit Goal target established by the compensation committee for the respective fiscal year (each Profit Goal achievement was determined upon the filing of Pier 1 Imports’ annual report on Form 10-K for the applicable fiscal year) and provided that for each fiscal year Mr. Smith was employed on the last day of each such fiscal year.

The Profit Goal target for fiscal 2013 was achieved and 62,500 of the fiscal 2011 (February 28, 2010 grant date), 62,500 of the fiscal 2012 (February 27, 2011 grant date) and 62,500 of the fiscal 2013 (February 26, 2012 grant date) performance-based shares vested.

Pursuant to the second renewal and extension, during fiscal 2014 Mr. Smith’s base salary will be $1,250,000 per year, which amount may be adjusted from time-to-time by the compensation committee. He also is eligible to participate in Pier 1 Imports’ short-term and long-term incentive cash awards during the renewal term.

Also, pursuant to the second renewal and extension, Mr. Smith received 375,000 shares of restricted stock on March 3, 2013, and will receive 375,000 shares of restricted stock on March 2, 2014 and March 1, 2015. The restricted stock vests as follows:

•

120,000 of the 375,000 shares of restricted stock are Profit Goal performance-based and vest 40,000 shares upon Pier 1 Imports satisfying the Profit Goal target established by the compensation committee for the fiscal year in which the shares were received and 40,000 shares in each of the following two fiscal years upon Pier 1 Imports satisfying the Profit Goal target established by the compensation committee for the respective fiscal year (each Profit Goal achievement to be determined upon the filing of Pier 1 Imports’ annual report on Form 10-K for the applicable fiscal year) and provided that for each fiscal year Mr. Smith is employed on the last day of each such fiscal year. If the targeted Profit Goal for a particular fiscal year is partially met, then the number of shares that could vest is adjusted as follows (with interpolation between the target levels):

100% of the Profit Goal target – 40,000 shares (100%);

96% of the Profit Goal target – 36,000 shares (90%);

92% of the Profit Goal target – 32,000 shares (80%);

88% of the Profit Goal target – 28,000 shares (70%);

       84% of the Profit Goal target – 24,000 shares (60%); and

80% of the Profit Goal target – 20,000 shares (50%).

Over each three-year performance (vesting) period, if the targeted Profit Goal is not satisfied in any fiscal year, those performance-based shares that do not vest may still vest if the sum of consecutive years’ Profit Goals equals or exceeds the sum of the individual consecutive fiscal year Profit Goal targets;

•

75,000 of the 375,000 shares of restricted stock are TSR performance-based and cliff vest within the ranges shown on Table 7 for 30,000 target shares following the last day of Pier 1 Imports’ third fiscal year beginning on the date on which the 75,000 shares were received (a) based upon the percentile rank of the annual equivalent return of Pier 1 Imports’ TSR within the percentile ranking of the annual equivalent return of the TSR of each constituent company within a peer group of companies over the same three-year period, and (b) conditioned upon Mr. Smith’s being employed by Pier 1 Imports on the last day of such third fiscal year; and

•

180,000 of the 375,000 shares of restricted stock are time-based and vest 60,000 shares per year on the last day of the fiscal year in which the shares were received and on the last day of the following two fiscal years, provided Mr. Smith is employed on the last day of each such fiscal year.

The first renewal and extension, which expired March 2, 2013, continued the terms from Mr. Smith’s initial employment agreement, which provided for gross-up payments designed to offset the impact of the excise tax imposed by Section 4999 of the Internal Revenue Code on payments contingent upon a change in control of Pier 1 Imports. The second renewal and extension, which became effective March 3, 2013, does not provide for any such gross-up payments.

The second renewal and extension continues the following terms from Mr. Smith’s first renewal and extension:

•

A change in control of Pier 1 Imports as grounds for either Pier 1 Imports or Mr. Smith to terminate the agreement is specifically excluded, and a change in control of Pier 1 Imports does not constitute a “Good Reason” under the agreement. However, under the Pier 1 Imports, Inc. Supplemental Retirement Plan, as discussed in footnote #1 to the table included under the caption “Potential Payments upon Termination or Change in Control” below, Mr. Smith (similar to certain other participants) would be entitled to receive the present value of the lump-sum amount of the actuarial equivalent of his benefit assuming that Mr. Smith is involuntarily terminated other than for cause, or leaves the employment of Pier 1 Imports for good reason (as defined in the plan), within 24 months of a change in control (as defined in the plan) of Pier 1 Imports; and

•	Non-solicitation and non-competition agreements binding Mr. Smith for one year following termination of employment.

Under Mr. Smith’s second renewed and extended employment agreement, should Mr. Smith’s employment be terminated by Pier 1 Imports without Cause or by Mr. Smith with Good Reason (as such terms are defined in the agreement), then any and all of Mr. Smith’s outstanding restricted stock that has been issued and has not vested will vest. In addition, Mr. Smith will be paid a severance amount equal to two times Mr. Smith’s then-existing base salary. Upon a non-renewal of the employment agreement by Pier 1 Imports, Mr. Smith will be paid the severance amount described in the preceding sentence, and any and all of Mr. Smith’s outstanding restricted stock that has been issued and has not vested will vest.

Compensation Determinations and Role of Executive Officers

Fiscal year base salary, short-term incentive and long-term incentive compensation recommendations for the NEOs were presented to the compensation committee at their meetings in January, February and March of 2012. The presentations included recommendations of Pier 1 Imports’ chief executive officer and human resources compensation group on those elements of compensation, plus recommended plan design changes, and a summary of all short-term and long-term incentive awards to eligible levels of management. From time to time, these types of presentations may include survey data from a peer group of retail companies for the compensation committee’s consideration. That data may include studies and recommendations from independent outside consultants. Generally, the compensation committee approves the fiscal year compensation in March (which is the first month of the fiscal year) of each year with an effective date in April. Implementation of short-term and long-term incentive compensation for the year occurs after compensation committee and board of directors approval.

Pier 1 Imports’ Policy on Share Ownership

The Pier 1 Imports’ board of directors has adopted stock ownership guidelines for its non-employee directors. These guidelines state that the board of directors believes that each non-employee director should, within five years of becoming a member of the board of directors, acquire ownership of shares of Pier 1 Imports’ common stock equal in value to five times one-half of the non-employee director annual retainer (i.e., 5 X $75,000). Shares counted toward ownership include shares beneficially owned directly or indirectly (other than shares which might be acquired by exercise of an option, or unvested restricted stock) and DSU’s credited to the non-employee director.

Also, the Pier 1 Imports’ board of directors has adopted stock ownership guidelines for officers of Pier 1 Imports and its subsidiaries. These guidelines state that the following targeted ownership level of shares of Pier 1 Imports’ common stock, expressed as a number of shares of Pier 1 Imports’ common stock equal in value to a multiple of base salary, should be acquired within five years of March 1, 2010, or election as an officer of Pier 1 Imports or any of its subsidiaries if such election is later than March 1, 2010:

Chief Executive Officer	5 times base salary
Senior Executive Vice President	3 times base salary
Executive Vice President	2.5 times base salary
Senior Vice President	2 times base salary
Vice President	1 times base salary

Shares counted toward ownership include shares beneficially owned directly or indirectly (other than shares which might be acquired by exercise of an option, or unvested restricted stock), and any deferred stock units.

Pier 1 Imports has a written insider trading policy that, among other things, prohibits directors, officers and employees from selling short a Pier 1 Imports security, from trading in options on a Pier 1 Imports security, including calls and puts, from engaging in other forms of hedging or monetization transactions, such as equity swaps, exchange funds, collars or variable forwards, with respect to a Pier 1 Imports security, or holding Pier 1 Imports securities in a margin account or pledging Pier 1 Imports securities as collateral for a loan.

Pier 1 Imports’ Policy on Section 162(m)

Pier 1 Imports considers the effect of limitations on deductibility of compensation for federal income tax purposes. Section 162(m) of the Internal Revenue Code generally denies public companies like Pier 1 Imports a federal income tax deduction for compensation paid to the chief executive officer or any of the three other most highly compensated officers (not including the principal financial officer) that exceeds $1,000,000 for each such officer during the tax year. Qualifying performance-based compensation paid pursuant to plans approved by shareholders is not subject to this deduction limitation. Pier 1 Imports attempts to preserve the federal tax deductibility of compensation to the extent reasonably practicable when doing so is consistent with the executive compensation objectives and goals mentioned above. While Pier 1 Imports is aware of and understands the requirements of Section 162(m), it does not believe that compensation decisions should be based solely upon the amount of compensation that is deductible for federal income tax purposes. Pier 1 Imports may approve elements of compensation for certain officers that are not fully deductible by Pier 1 Imports. For fiscal 2013, the only officer who received compensation that was not fully deductible was Mr. Smith.

Compensation Risk

Pier 1 Imports does not believe that its compensation policies, principles, objectives and practices are structured to promote inappropriate risk taking by its executives nor inappropriate risk taking by its employees whose behavior would be most affected by performance-based incentives. Pier 1 Imports believes that the focus of its overall compensation program encourages its employees to take a balanced approach that focuses on increasing and sustaining Pier 1 Imports’ profitability.

Summary Compensation Table for the Fiscal Years Ended March 2, 2013, February 25, 2012 and February 26, 2011

The following table sets forth a summary of the compensation in the past three fiscal years for services rendered in all capacities to Pier 1 Imports and its subsidiaries by the chief executive officer, chief financial officer and the three other most highly compensated executive officers.

Name & Principal Position	Fiscal Year	Salary(3) ($)	Bonus ($)	Stock Awards(4) ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation(5) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(6) ($)	All Other Compensation(7) ($)	Total ($)
Alexander W. Smith President and Chief Executive Officer	2013	$1,050,000	$0	$11,842,575	(1)	N/A	$1,837,500	$3,746,136	$279,712	$18,755,923
	2012	$1,050,000	$0	$1,226,250		N/A	$2,625,000	$3,442,284	$135,631	$8,479,165
	2011	$1,050,000	$248,719	$406,250		N/A	$2,100,000	$2,597,628	$62,172	$6,464,769

Charles H. Turner Senior Executive Vice President and Chief Financial Officer	2013	$472,692	$0	$730,361		N/A	$654,792	$1,580,227	$71,092	$3,509,164
	2012	$460,000	$0	$337,032		N/A	$947,500	$ 575,464	$58,003	$2,377,999
	2011	$460,000	$81,722	$431,309		N/A	$775,000	$ 942,011	$22,864	$2,712,906

Michael R. Benkel(2) Executive Vice President, Planning and Allocations	2013	$326,923	$0	$479,764		N/A	$413,748	$ 0	$48,418	$1,268,853

Catherine David Executive Vice President, Merchandising	2013	$408,462	$0	$607,945		N/A	$527,185	$ 0	$56,531	$1,600,123
	2012	$400,000	$0	$268,023		N/A	$808,333	$ 0	$214,509	$1,690,865
	2011	$400,000	$71,063	$206,842		N/A	$657,583	$ 66	$100,361	$1,435,915

Sharon M. Leite Executive Vice President, Stores	2013	$350,000	$0	$521,418		N/A	$456,340	$ 0	$16,001	$1,343,759
	2012	$350,000	$0	$233,239		N/A	$709,609	$ 0	$17,394	$1,310,242
	2011	$346,923	$61,588	$178,114		N/A	$575,000	$ 26	$13,486	$1,175,137

(1)	Pursuant to the second renewal and extension of Mr. Smith’s employment agreement on June 13, 2012, Mr. Smith will receive 375,000 shares of restricted stock on each of the first day of fiscal 2014, 2015 and 2016, provided Mr. Smith is employed on such dates. Forty-eight percent of the shares of restricted stock will be time-based and the remainder will be performance-based. In accordance with FASB ASC Topic 718, all 540,000 shares of the time-based restricted stock to be issued pursuant to the second renewed and extended employment agreement have a grant date for accounting purposes as of the date of the agreement of June 13, 2012, which is also the service inception date, as both Pier 1 Imports and Mr. Smith had a mutual understanding of the key terms and conditions of the award on that date. Therefore, the aggregate grant date fair value of these awards (540,000 X $15.58 = $8,413,200) has been included in the table above for 2013 even though the shares will not be issued to Mr. Smith until the first day of fiscal 2014, 2015 and 2016. As described above, if the second renewal and extension of Mr. Smith’s employment agreement had been terminated prior to the first day of fiscal 2014, Mr. Smith would not have been entitled to any of these shares.

As of March 2, 2013, the last day of fiscal 2013, none of the time-based shares mentioned above had been issued to Mr. Smith; however, Pier 1 Imports is obligated to issue 540,000 shares subject to time-based vesting (in addition to the 585,000 shares subject to performance-based vesting) in the future in accordance with the employment agreement. The time-based awards will vest over a period of five years. No fair value for Mr. Smith’s performance-based shares has been included in the table above because the performance measures for each of these respective awards had not been established as of March 2, 2013, and therefore, an accounting grant date had not yet occurred. The accounting grant date for these performance-based awards will be the date on which the respective measures are established.

The table above also includes 187,500 shares of performance-based restricted stock that Mr. Smith received pursuant to the first renewal and extension of his employment agreement dated December 15, 2009 and effective the first day of fiscal 2011. The accounting grant date for these performance-based awards occurred during fiscal 2013 when Pier 1 Imports established the respective performance measures.

Fair value is calculated using the closing price of Pier 1 Imports’ common stock on the accounting grant date. These amounts reflect Pier 1 Imports’ accounting expense for these awards, and do not necessarily correspond to the actual value that will be recognized by the NEO.

(2)	Mr. Benkel was not an NEO in fiscal 2011 and fiscal 2012.

(3)	This column represents the amount of base salary earned by the NEO during each fiscal year.

(4)	This column represents the accounting grant date fair value of performance-based and time-based restricted stock awards issued during the fiscal year. These amounts reflect Pier 1 Imports’ accounting expense for these awards in accordance with accounting rules, and do not necessarily correspond to the actual value that will be recognized by the NEO. For time-based and Profit Goal performance-based restricted stock awards, fair value is calculated using the closing price of Pier 1 Imports’ common stock on the date of grant. If the date of grant occurs on a day when Pier 1 Imports’ common stock is not traded, then the closing price on the last trading day before the date of grant is used. The closing price on the date of grant for fiscal 2013 grants was $18.29 and $15.58 for Mr. Smith and $18.29 and $18.80 for the other NEOs. For TSR performance-based restricted stock awards, fair value was $12.41, which was determined by a valuation model. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For Profit Goal performance-based awards, the grant date fair value is based on the probable outcome of Pier 1 Imports achieving performance targets. The amounts in the table assume targets are met and the maximum number of shares awarded will vest. For TSR performance-based awards, the grant date fair value is based on the probability Pier 1 Imports’ percentile of the annual equivalent return of its total shareholder return ranking within a peer group over a three year period will meet or exceed the established threshold.

(5)	This column includes the short-term incentive cash award amounts earned during the fiscal year for each NEO.

(6)	This column represents the sum of the change in pension value and above-market earnings on non-qualified deferred compensation earnings for each of the NEOs. Mr. Benkel and Mses. David and Leite do not participant in a Pier 1 Imports defined benefit plan.

The change in pension values were:

Name	Fiscal 2013	Fiscal 2012	Fiscal 2011
Alexander W. Smith	$3,746,136	$3,442,284	$2,597,109

Charles H. Turner	$1,580,227	$575,464	$941,355

These amounts include the change in the value of retiree medical insurance premiums. For Mr. Turner, the value of the medical insurance premiums was not included prior to fiscal 2013 because he was not eligible for early retirement under the plan.

See “Pension Benefits Table for the Fiscal Year Ended March 2, 2013” below for additional information.

There were no above-market earnings in fiscal 2012 and 2013 on the non-qualified deferred compensation plan in which the NEOs participated. In fiscal 2011, above-market earnings on the non-qualified deferred compensation plan for Mr. Smith were $519, for Mr. Turner were $656, for Ms. David were $66 and for Ms. Leite were $26. Above-market earnings represent the difference between 120% of the long-term applicable federal rate at the time the rate for the plan was selected and the annual interest credited in calendar years 2013, 2012, 2011 and 2010 of 4.72%, 5.81%, 5.99% and 7.47%, respectively, by Pier 1 Imports on salary deferred by the NEOs plus Pier 1 Imports match amounts under the Pier 1 Benefit Restoration Plan II described below under the caption “Non-Qualified Deferred Compensation Table for the Fiscal Year Ended March 2, 2013.” Additional information about this plan and the indicated NEO’s participation is shown in that table.

(7)	The following table describes each component of All Other Compensation for fiscal 2013:

Fiscal 2013 All Other Compensation

Name	Payments Relating to Employee Savings Plans(a)	Dividends Paid on Restricted Stock(b)	Disability Insurance Premiums(c)	Life Insurance Premiums(d)	Other Expenses(e)	Total All Other Compensation

Alexander W. Smith	$206,062	$38,750	$2,158	$2,742	$30,000	$279,712

Charles H. Turner	$63,023	$4,132	$2,151	$1,786	—	$71,092

Michael R. Benkel	$44,729	$1,739	$1,488	$462	—	$48,418

Catherine David	$51,703	$2,318	$1,804	$706	—	$56,531

Sharon M. Leite	$11,120	$1,996	$1,930	$955	—	$16,001

(a)	This column reports Pier 1 Imports’ aggregate matching contributions to the NEO’s 401(k) savings account, Deferred Compensation Plan account and Stock Purchase Plan account.

Those contributions were as follows:

Name	401(k)	DCP	SPP	Total

Alexander W. Smith	$7,966	$107,524	$90,572	$206,062

Charles H. Turner	$8,151	$13,162	$41,710	$63,023

Michael R. Benkel	$7,987	$24,597	$12,145	$44,729

Catherine David	$8,038	$33,980	$9,685	$51,703

Sharon M. Leite	$7,920	$0	$3,200	$11,120

Pier 1 Imports’ 401(k) and Stock Purchase Plan are broad based plans available to all eligible employees on a non-discriminatory basis.

(b)	This column reports dividends paid on unvested restricted stock awarded in fiscal 2011 held by the NEOs. Subsequent awards of restricted stock did not provide for dividends on unvested shares.

(c)	This column reports premiums paid on behalf of the NEOs for supplemental disability insurance coverage.

(d)	This column represents premiums paid on behalf of the NEOs for basic term life insurance.

(e)	Perquisites and personal benefits, if any, for each NEO (other than Mr. Smith), which aggregate less than $10,000, are not shown. This column reports $30,000 paid to Mr. Smith’s law firm pursuant to his second renewed and extended employment agreement for legal fees and costs incurred by Mr. Smith in connection with the negotiation and implementation of the renewal and extension.

Grants of Plan-Based Awards for the Fiscal Year Ended March 2, 2013

As set forth in the Compensation Discussion and Analysis above, during fiscal 2013 Pier 1 Imports granted short-term incentive cash awards pursuant to the Pier 1 Imports, Inc. 2006 Stock Incentive Plan to the NEOs. Quarterly and annual incentive cash awards are paid if Pier 1 Imports attains certain quarterly and annual Profit Goals. The participant must be employed at the end of the applicable quarter to receive any quarterly incentive cash award and also at the end of the fiscal year to receive any annual incentive cash award. An executive’s incentive cash award threshold, target and maximum potential is expressed as a percentage of his or her annual base salary for the fiscal year. The quarterly incentive cash award target for Mr. Smith was 12.5% of his annual base salary, for Mr. Turner was 9.375% of his annual base salary for the period February 26, 2012 through April 28, 2012 and 10% of his annual base salary for the period of April 29, 2012 through March 2, 2013, for Mr. Benkel was 8.125% of his annual base salary for the period February 26, 2012 through April 28, 2012 and 9.375% for the period April 29, 2012 through March 2, 2013, and for Mses. Leite and David was 9.375% of their respective annual base salary. The annual incentive cash award target for Mr. Smith was 50% of his annual base salary, for Mr. Turner was 37.5% of his annual base salary for the period February 26, 2012 through April 28, 2012 and 40% of his annual base salary for the period April 29, 2012 through March 2, 2013, for Mr. Benkel was 32.5% of his annual base salary for the period February 26, 2012 through April 28, 2012 and 37.5% of his annual base salary for the period April 29, 2012 through March 2, 2013, and for Mses. Leite and David was 37.5% of their respective annual base salary.

Also, and as set forth in the Compensation Discussion and Analysis above, during fiscal 2013 Pier 1 Imports granted, under the Pier 1 Imports, Inc. 2006 Stock Incentive Plan, long-term incentive awards to the NEOs, other than Mr. Smith. Mr. Smith’s grants are described below. The fiscal 2013 long-term incentive awards were comprised of restricted stock grants of performance-based and time-based shares. Approximately 40% of the restricted stock grants were time-based awards which vest 33%, 33% and 34% each year over a three-year period beginning on the first anniversary of the grant date provided that the participant is employed on the vesting date. Time-based restricted stock grants for fiscal 2013 to Mr. Turner were 10,970 shares, to Mr. Benkel were 7,621 shares, to Ms. David were 9,468 shares and to Ms. Leite were 8,083 shares.

Approximately 35% of the restricted stock grants were Profit Goal performance-based shares which vest 33% upon Pier 1 Imports satisfying the Profit Goal target established by the compensation committee for fiscal 2013 (the same measure utilized for the annual short-term incentive for fiscal 2013) and will vest 33% and 34% for each of the following two fiscal years, respectively, upon Pier 1 Imports satisfying the Profit Goal target established by the compensation committee for the respective fiscal year, provided that vesting for each fiscal year is conditioned upon the participant being employed on the date of filing of Pier 1 Imports’ annual report on Form 10-K with the SEC for the applicable fiscal year. Over each three-year performance (vesting) period, if the targeted Profit Goal is not satisfied in any fiscal year, those performance-based shares that do not vest may still vest if the sum of consecutive years’ Profit Goals equals or exceeds the sum of the individual consecutive fiscal years’ Profit Goal targets. With respect to the number of performance-based shares that vest based on satisfying a targeted Profit Goal for a given fiscal year, vesting will occur pursuant to the following schedule (with interpolation between the target levels):

100% of the Profit Goal target – 100% of the shares;

96% of the Profit Goal target – 90% of the shares;

92% of the Profit Goal target – 80% of the shares;

88% of the Profit Goal target – 70% of the shares;

       84% of the Profit Goal target – 60% of the shares; and

80% of the Profit Goal target – 50% of the shares.

Profit Goal performance-based restricted stock grants for fiscal 2013 to Mr. Turner were 9,598 shares, to Mr. Benkel were 6,668 shares, to Ms. David were 8,285 shares and to Ms. Leite were 7,072 shares. The table below only includes the number of shares that will vest if the fiscal 2013 Profit Goal is achieved (33% of the total number awarded). In accordance with accounting rules, the remaining shares will have a grant date for accounting purposes during fiscal 2014 and fiscal 2015 when the Profit Goal targets for each respective fiscal year are established by the compensation committee. The table below also includes the Profit Goal performance-based restricted stock grants for fiscal 2011 (34% of the total number awarded) and fiscal 2012 (33% of the total number awarded) that have a grant date for accounting purposes during fiscal 2013.

Approximately 25% of the restricted stock grants were TSR performance-based shares which cliff vest within the ranges as shown on Table 7 in the Compensation Discussion and Analysis above within thirty days of the end of fiscal 2015, provided the NEO is employed on the vesting date. Vesting is based on Pier 1 Imports’ percentile ranking within the rankings of the annual equivalent return of the TSR of Pier 1 Imports and a peer group using the average closing stock price of Pier 1 Imports and the peer group companies during the twenty trading days at the beginning of fiscal 2013 and the average closing stock price during the twenty trading days at the end of fiscal 2015. The peer group is comprised of the companies in the Russell 1000 Specialty Retail Index, with the addition of any other specialty retailers in Pier 1 Imports’ peer group for executive compensation purposes.

TSR performance-based restricted stock grants at target for fiscal 2013 to Mr. Turner were 6,857 shares (17,142 maximum), to Mr. Benkel were 4,764 shares (11,910 maximum), to Ms. David were 5,919 shares (14,797 maximum) and to Ms. Leite were 5,053 shares (12,632) maximum.

The restricted stock awards (performance-based and time-based) granted in fiscal 2013 are not eligible to receive cash dividends prior to vesting.

Also, and as set forth in the Compensation Discussion and Analysis above, Mr. Smith received a grant of 187,500 shares of performance-based restricted stock under the Pier 1 Imports, Inc. 2006 Stock Incentive Plan on February 26, 2012, which vest 62,500 shares upon Pier 1 Imports satisfying the Profit Goal target established by the compensation committee for fiscal year 2013 and 62,500 shares in each of the following two fiscal years upon Pier 1 Imports satisfying the Profit Goal target established by the compensation committee for the respective fiscal year, such achievement to be determined upon the filing of Pier 1 Imports’ annual report on Form 10-K for the applicable fiscal year and, provided that for each fiscal year Mr. Smith is employed on the last day of each such fiscal year. If a Profit Goal target for a particular fiscal year is partially met, then the number of shares that could vest is adjusted as follows (with interpolation between the target levels):

100% of the Profit Goal target – 62,500 shares (100%);

96% of the Profit Goal target – 56,250 shares (90%);

92% of the Profit Goal target – 50,000 shares (80%);

88% of the Profit Goal target – 43,750 shares (70%);

       84% of the Profit Goal target – 37,500 shares (60%); and

80% of the Profit Goal target – 31,250 shares (50%).

Over each three-year performance (vesting) period, if the targeted Profit Goal is not satisfied in any fiscal year, those performance-based shares that do not vest may still vest if the sum of consecutive years’ Profit Goals equals or exceeds the sum of the individual consecutive fiscal years’ Profit Goal targets.

The table below also includes 62,500 of the performance-based restricted shares granted to Mr. Smith on February 28, 2010 and 62,500 of the performance-based restricted shares granted to Mr. Smith on February 27, 2011, which vest upon Pier 1 Imports satisfying the Profit Goal target established by the compensation committee for fiscal 2013.

Mr. Smith’s February 27, 2011 and February 26, 2012 restricted stock awards (performance-based and time-based shares) are not eligible to receive cash dividends prior to vesting.

The following table sets forth information relating to grants of plan-based awards during the fiscal year ended March 2, 2013 to the executive officers named above in the table included under the caption “Summary Compensation Table for the Fiscal Years Ended March 2, 2013, February 25, 2012 and February 26, 2011.”

Name	Grant Date	Meeting Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards(3) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Alexander W. Smith	05/21/2012	03/22/2012	$52,500	$1,050,000	$2,625,000	–	N/A	–	–	N/A	N/A	N/A
	02/28/2010	12/15/2009	–	–	–	31,250	62,500	62,500	–	N/A	N/A	$1,143,125
	02/27/2011	12/15/2009	–	–	–	31,250	62,500	62,500	–	N/A	N/A	$1,143,125
	02/26/2012	12/15/2009	–	–	–	31,250	62,500	62,500	–	N/A	N/A	$1,143,125
	06/13/2012	06/12/2012	–	–	–	–	N/A	–	180,000	N/A	N/A	$2,804,400
	06/13/2012	06/12/2012	–	–	–	–	N/A	–	180,000	N/A	N/A	$2,804,400
	06/13/2012	06/12/2012	–	–	–	–	N/A	–	180,000	N/A	N/A	$2,804,400
Charles H. Turner	05/21/2012	03/22/2012	$18,708	$374,166	$935,416	–	N/A	–	–	N/A	N/A	N/A
	04/09/2010	03/22/2012	–	–	–	4,080	8,160	8,160	–	N/A	N/A	$149,246
	04/08/2011	03/22/2012	–	–	–	2,805	5,610	5,610	–	N/A	N/A	$102,607
	04/06/2012	03/22/2012	–	–	–	1,583	3,167	3,167	–	N/A	N/A	$59,540
	04/06/2012	03/22/2012	–	–	–	3,428	6,857	17,142	–	N/A	N/A	$212,732
	04/06/2012	03/22/2012	–	–	–	–	N/A	–	10,970	N/A	N/A	$206,236
Michael R. Benkel	05/21/2012	03/22/2012	$11,992	$239,834	$599,584	–	N/A	–	–	N/A	N/A	N/A
	04/09/2010	03/22/2012	–	–	–	2,295	4,590	4,590	–	N/A	N/A	$83,951
	04/08/2011	03/22/2012	–	–	–	1,732	3,465	3,465	–	N/A	N/A	$63,375
	04/06/2012	03/22/2012	–	–	–	1,100	2,200	2,200	–	N/A	N/A	$41,360
	04/06/2012	03/22/2012	–	–	–	2,382	4,764	11,910	–	N/A	N/A	$147,803
	04/06/2012	03/22/2012	–	–	–	–	N/A	–	7,621	N/A	N/A	$143,275
Catherine David	05/21/2012	03/22/2012	$15,313	$306,250	$765,625	–	N/A	–	–	N/A	N/A	N/A
	04/09/2010	03/22/2012	–	–	–	3,060	6,120	6,120	–	N/A	N/A	$111,935
	04/08/2011	03/22/2012	–	–	–	2,268	4,537	4,537	–	N/A	N/A	$82,982
	04/06/2012	03/22/2012	–	–	–	1,367	2,734	2,734	–	N/A	N/A	$51,399
	04/06/2012	03/22/2012	–	–	–	2,959	5,919	14,797	–	N/A	N/A	$183,631
	04/06/2012	03/22/2012	–	–	–	–	N/A	–	9,468	N/A	N/A	$177,998
Sharon M. Leite	05/21/2012	03/22/2012	$13,125	$262,500	$656,250	–	N/A	–	–	N/A	N/A	N/A
	04/09/2010	03/22/2012	–	–	–	2,635	5,270	5,270	–	N/A	N/A	$96,388
	04/08/2011	03/22/2012	–	–	–	1,980	3,960	3,960	–	N/A	N/A	$72,428
	04/06/2012	03/22/2012	–	–	–	1,167	2,334	2,334	–	N/A	N/A	$43,879
	04/06/2012	03/22/2012	–	–	–	2,526	5,053	12,632	–	N/A	N/A	$156,763
	04/06/2012	03/22/2012	–	–	–	–	N/A	–	8,083	N/A	N/A	$151,960

(1)	These columns show the potential value of the payout for each NEO under the quarterly and annual short-term incentive cash award described above (grant date May 21, 2012) if the threshold, target and maximum amount of the Profit Goals for fiscal 2013 are met. The calculations for the short-term incentives are based on the NEO’s fiscal 2013 annual base salary. The fiscal 2013 annual base salary in effect for incentive cash award calculations for Mr. Smith was $1,050,000; for Mr. Turner was $460,000 for the period February 26, 2012 through April 28, 2012 and $475,000 for the period April 29, 2012 through March 2, 2013; for Mr. Benkel was $310,000 for the period February 26, 2012 through April 28, 2012 and $330,000 for the period April 29, 2012 through March 2, 2013; for Ms. David was $400,000 for the period February 26, 2012 through April 28, 2012 and $410,000 for the period April 29, 2012 through March 2, 2013; and for Ms. Leite was $350,000.

(2)	These columns show the potential number of shares that will vest for each NEO under the performance-based restricted stock awards described above (grant dates April 9, 2010, April 8, 2011 and April 6, 2012, except for Mr. Smith who had February 28, 2010, February 27, 2011 and February 26, 2012 grant dates) if the threshold, target or maximum amount of the fiscal 2013 Profit Goal target is met. These columns also show the potential number of shares that will vest for each NEO, other than Mr. Smith, under the TSR performance-based shares described above (grant date April 6, 2012) if the threshold, target or maximum percentile total shareholder return ranking within a peer group is attained.

(3)	This column represents the aggregate grant date fair value of performance-based and time-based restricted stock awarded during the fiscal year, computed in accordance with FASB ASC Topic 718. Pursuant to the second renewal and extension of Mr. Smith’s employment agreement on June 13, 2012, 180,000 time-based restricted shares, 120,000 Profit Goal performance-based restricted shares, and 75,000 TSR performance-based restricted shares are to be issued to Mr. Smith on each of the first day of fiscal 2014, 2015 and 2016, provided Mr. Smith is employed on such dates. In accordance with FASB ASC Topic 718, all 540,000 shares of the time-based restricted stock to be issued pursuant to the second renewed and extended employment agreement have a grant date for accounting purposes as of the date of the agreement of June 13, 2012, which is also the service inception date, and as both Pier 1 Imports and Mr. Smith had a mutual understanding of the key terms and conditions of the award on that date. Therefore, the aggregate grant date fair value of these awards has been included in the table above.

As of March 2, 2013, the last day of fiscal 2013, none of the shares subject to time-based vesting had been received by Mr. Smith; however, Pier 1 Imports is obligated to issue 540,000 shares subject to time-based vesting (in addition to the 585,000 shares subject to performance-based vesting) in the future in accordance with his employment agreement. The time-based awards will vest over a period of five years. No fair value for Mr. Smith’s performance-based shares has been included in the table above because the performance measures for each of these respective awards had not been established as of March 2, 2013, and therefore, an accounting grant date had not yet occurred. The accounting grant date for these performance-based awards will be the date on which the respective measures are established.

The table above also includes 187,500 shares of Profit Goal performance-based restricted stock that Mr. Smith received pursuant to the first renewal and extension of his employment agreement dated December 15, 2009. The accounting grant date for these performance-based awards occurred during fiscal 2013 when Pier 1 Imports established the respective performance measures.

The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For time-based and Profit Goal performance-based restricted stock awards, fair value is calculated using the closing price of Pier 1 Imports’ common stock on the date of grant. If the date of grant occurs on a day when Pier 1 Imports’ common stock is not traded, then the closing price on the last trading day before the date of grant is used. For TSR performance-based shares, fair value is determined by a valuation model. These amounts reflect Pier 1 Imports’ accounting expense for these awards, and do not necessarily correspond to the actual value that will be recognized by the NEO. For Profit Goal performance-based awards, the grant date fair value is based on the probable outcome of Pier 1 Imports achieving the Profit Goal target for fiscal 2013. The amounts in the table assume that the applicable target will be met and that the maximum number of shares awarded will vest. For TSR performance-based awards, the grant date fair value is based on the probability Pier 1 Imports’ percentile ranking within the rankings of the annual equivalent return of the TSR of Pier 1 Imports and a peer group over a three year period will meet or exceed the established threshold.

Outstanding Equity Awards Table for the Fiscal Year Ended March 2, 2013

The following table provides information on the current outstanding stock option and unvested restricted stock awards held by each NEO as of the end of fiscal 2013. Market value was determined using the closing price of Pier 1 Imports’ common stock of $22.55 (the NYSE closing price on March 1, 2013, which was the last trading day of fiscal 2013).

Name	Grant Date(1)	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(5) (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have not Vested ($)
Alexander W. Smith	02/19/2007	1,500,000			$ 6.69	02/19/2017
	12/15/2009						187,500	(3)	$4,228,125
	02/28/2010									62,500	(6)	$1,409,375
	02/27/2011									125,000	(6)	$2,818,750
	02/26/2012									187,500	(6)	$4,228,125
	06/13/2012						540,000	(4)	$12,177,000
Charles H. Turner	09/25/2003	86,000			$19.40	09/25/2013
	06/28/2004	100,000			$17.25	06/28/2014
	07/01/2005	20,000			$14.25	07/01/2015
	04/11/2008	45,000			$ 7.45	04/11/2018
	04/09/2010						14,280		$322,014
	04/08/2011						11,390		$256,845
	04/06/2012						10,970		$247,374
	04/09/2010									8,160		$184,008
	04/08/2011									11,390		$256,845
	04/06/2012									9,598		$216,435
	04/06/2012									17,142		$386,552
Michael R. Benkel	09/15/2008	20,000			$ 4.24	09/15/2018
	04/09/2010						4,590		$103,505
	04/08/2011						7,035		$158,639
	04/06/2012						7,621		$171,854
	04/09/2010									4,590		$103,505
	04/08/2011									7,035		$158,639
	04/06/2012									6,668		$150,363
	04/06/2012									11,910		$268,571
Catherine David	04/09/2010						6,120		$138,006
	04/08/2011						9,213		$207,753
	04/06/2012						9,468		$213,503
	04/09/2010									6,120		$138,006
	04/08/2011									9,213		$207,753
	04/06/2012									8,285		$186,827
	04/06/2012									14,797		$333,672
Sharon M. Leite	04/09/2010						5,270		$118,839
	04/08/2011						8,040		$181,302
	04/06/2012						8,083		$182,272
	04/09/2010									5,270		$118,839
	04/08/2011									8,040		$181,302
	04/06/2012									7,072		$159,474
	04/06/2012									12,632		$284,852

(1)	For better understanding of this table, an additional column has been included showing the accounting grant date of the stock options and restricted stock awards.

(2)	Time-based restricted stock awards, other than those awarded to Mr. Smith, vest according to the following schedule:

Grant Date	Vesting
04/09/2010, 04/08/2011 and 04/06/2012	33%, 33% and 34%, respectively, on each anniversary of the grant date provided that the participant is employed on the vesting date.

(3)	See footnote #1 to the “Summary Compensation Table for the Fiscal Years Ended March 2, 2013, February 25, 2012 and February 26, 2011” above for more information regarding these awards. The time-based restricted stock awards received by Mr. Smith on February 27, 2011 and February 26, 2012, vest 62,500 shares per year on the last day of the respective fiscal year in which they were issued and on the last day of the following two fiscal years, provided Mr. Smith is employed on the last day of such fiscal year.

(4)	See footnote #1 to the “Summary Compensation Table for the Fiscal Years Ended March 2, 2013, February 25, 2012 and February 26, 2011” and footnote #3 to the “Grants of Plan-Based Awards for the Fiscal Year Ended March 2, 2013” table above for more information regarding these awards. The time-based restricted stock awards to be received by Mr. Smith on March 3, 2013, March 2, 2014 and March 1, 2015 vest 60,000 shares per year on the last day of the fiscal year in which they were issued and on the last day of each of the following two fiscal years, provided Mr. Smith is employed on the last day of each such fiscal year.

(5)	Performance-based restricted stock awards, other than those awarded to Mr. Smith, vest according to the following schedule:

Grant Date	Vesting
04/09/2010	33%, 33% and 34% upon Pier 1 Imports satisfying the Profit Goal target established by the compensation committee for fiscal 2011, 2012 and 2013, respectively, provided that the participant is employed on the date of filing of Pier 1 Imports’ annual report on Form 10-K for the applicable fiscal year.

04/08/2011	33%, 33% and 34% upon Pier 1 Imports satisfying the Profit Goal target established by the compensation committee for fiscal 2012, 2013 and 2014, respectively, provided that the participant is employed on the date of filing of Pier 1 Imports’ annual report on Form 10-K for the applicable fiscal year.

04/06/2012	33%, 33% and 34% upon Pier 1 Imports satisfying the Profit Goal target established by the compensation committee for fiscal 2013, 2014 and 2015, respectively, provided that the participant is employed on the date of filing of Pier 1 Imports’ annual report on Form 10-K for the applicable fiscal year.

04/06/2012	Cliff vest within thirty days of the end of fiscal 2015 within the ranges shown on Table 7 in the Compensation Discussion and Analysis above, provided the NEO is employed on the vesting date. Vesting is based upon Pier 1 Imports’ percentile ranking within the rankings of the annual equivalent return of the TSR of Pier 1 Imports and a peer group. Number of shares shown is maximum amount if Pier 1 Imports has a percentile ranking of 91% or above within the peer group.

(6)	Performance-based restricted stock awards awarded to Mr. Smith vest according to the following schedule:

Grant Date	Vesting
02/28/2010	62,500 shares each year upon Pier 1 Imports satisfying the Profit Goal target established by the compensation committee for fiscal 2011, 2012 and 2013, achievement of which is determined upon the filing of Pier 1 Imports’ annual report on Form 10-K for the applicable fiscal year and provided that Mr. Smith is employed on the last day of each such fiscal year.

02/27/2011	62,500 shares each year upon Pier 1 Imports satisfying the Profit Goal target established by the compensation committee for fiscal 2012, 2013 and 2014, achievement of which is determined upon the filing of Pier 1 Imports’ annual report on Form 10-K for the applicable fiscal year and provided that Mr. Smith is employed on the last day of each such fiscal year.

02/26/2012	62,500 shares each year upon Pier 1 Imports satisfying the Profit Goal target established by the compensation committee for fiscal 2013, 2014 and 2015, achievement of which is determined upon the filing of Pier 1 Imports’ annual report on Form 10-K for the applicable fiscal year and provided that Mr. Smith is employed on the last day of each such fiscal year.

Option Exercises and Stock Vested Table for the Fiscal Year Ended March 2, 2013

The following table provides information for each NEO about (a) stock option exercises during fiscal 2013, including the number of shares acquired upon exercise and the value realized, and (b) the number of shares for which forfeiture restrictions lapsed upon the vesting of restricted stock awards and the value realized. In each event the value realized is before payment of any applicable withholding tax and broker commissions.

Name	Option Awards(1)		Stock Awards(2)
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Alexander W. Smith	500,000	$6,229,471	437,500	$9,005,625
Charles H. Turner	104,000	$1,188,515	33,000	$600,586
Michael R. Benkel	10,000	$177,401	15,840	$286,853
Catherine David	0	$0	20,954	$379,456
Sharon M. Leite	75,000	$991,148	18,150	$328,683

(1)	The value realized on the exercise of options is equal to the amount per share at which the NEO sold shares acquired on exercise (all of which occurred on the date of exercise) minus the exercise price of the option times the number of shares acquired on exercise of the options.

(2)	The value realized on the vesting of restricted stock awards is equal to the closing market price of Pier 1 Imports’ common stock on the date of vesting (or the last trading day before the vest, if applicable) times the number of shares acquired upon vesting. The number of shares and value realized on vesting includes shares that were withheld at the time of vesting to satisfy tax withholding requirements.

Pension Benefits Table for the Fiscal Year Ended March 2, 2013

Messrs. Smith and Turner participate in a plan which was adopted by Pier 1 Imports in 1995 and is known as the Supplemental Retirement Plan. The plan provides that upon death, disability, retirement, or termination of employment (including termination of employment in certain circumstances within 24 months of a change in control, commonly referred to as a “double-trigger”) for reasons other than cause (as defined in the plan) each participant will receive a life annuity based on an annual benefit which generally equals 60% of the participant’s highest three-year average of annual salary and bonus offset by Social Security retirement benefits. Messrs. Smith and Turner are each entitled to a lump-sum payment of the actuarial equivalent of their respective benefit. Mr. Turner’s annual life annuity amount cannot exceed $500,000. Mr. Smith’s benefit calculation is not subject to this limitation. For certain participants the plan also provides that in the event of disability or retirement, those participants and their dependents have the lifetime right to participate in comparable major medical and hospitalization insurance coverage as made available generally to Pier 1 Imports employees and their dependents. If the executive elects such coverage, he or she must pay a portion of the total premium. In the event of termination of employment for reasons other than cause and prior to retirement eligibility, the participant and his or her dependents have the right to participate in such comparable major medical and hospitalization insurance coverage during the 15 years immediately after the date the participant attains age 65. If the participant elects such coverage, he or she must pay the total premium associated with the coverage.

The following table shows the present value of each NEO’s total accumulated benefit under Pier 1 Imports’ Supplemental Retirement Plan as of the fiscal year ended March 2, 2013.

Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
Alexander W. Smith	13.67	$13,750,842	$0
Charles H. Turner	22	$5,953,906	$0

(1)	For Mr. Turner, the number of years of credited service for plan purposes equals the years of credited vesting service as determined by Pier 1 Imports’ 401(k) plan for the participant, regardless of whether the participant is actually participating in the 401(k) plan. The years of credited service shown for Mr. Turner equals his years of employment with Pier 1 Imports. Pursuant to his initial employment agreement, Mr. Smith was entitled to participate in the Supplemental Retirement Plan so as to achieve the same level of benefit as his accrued benefit under the supplemental executive retirement plan of his former employer. Therefore, in fiscal 2008 Mr. Smith was credited with 10 years of plan participation upon enrollment in the plan and 6.67 years of credited service as of his employment date with Pier 1 Imports. The additional 6.67 years of credited service accounts for $6,709,445 of his total present value of accumulated benefit of $13,750,842. As of the end of fiscal 2013, Mr. Smith has achieved seven additional years of credited service based upon his employment date.

(2)	Includes the present value of medical insurance premiums payable in the event of early retirement.

Benefits under the plan for each participant are prorated for years of credited service with Pier 1 Imports of less than 20 years. In addition, each participant becomes vested in that benefit based on years of plan participation under the following schedule:

Years of Plan Participation	Vesting Percentage
Less than 1	0%
1 but less than 2	10%
2 but less than 3	20%
3 but less than 4	30%
4 but less than 5	40%
5 but less than 6	50%
6 but less than 7	60%
7 but less than 8	70%
8 but less than 9	80%
9 but less than 10	90%
10 or more	100%

Vesting is accelerated to 100% upon an early retirement, normal retirement, termination of employment in certain circumstances within 24 months of a change in control (“double-trigger”) of Pier 1 Imports, or death or disability of the participant. Messrs. Smith and Turner each have more than 10 years of plan participation.

No NEO who participates in the plan qualifies for normal retirement under the plan, which requires a participant’s attainment of age 65. A participant qualifies for early retirement if the participant has at least 10 years of plan participation and retires at or after age 55 and before age 65. If a participant retires from Pier 1 Imports after age 55 but before age 65, the calculated benefit prior to adjustment for Social Security benefits is reduced by 5% for each year that retirement precedes age 65. Messrs. Smith and Turner are eligible for early retirement.

Refer to note #5 to the Pier 1 Imports, Inc. consolidated financial statements in the 2013 Form 10-K for a discussion of the valuation method and material assumptions applied in quantifying the present value of the current accrued benefit for the plan shown in the “Pension Benefits Table for the Fiscal Year Ended March 2, 2013” above.

Non-Qualified Deferred Compensation Table for the Fiscal Year Ended March 2, 2013

The following table shows the value as of the fiscal year ended March 2, 2013 of each NEO’s total benefit under the non-qualified deferred compensation plans of Pier 1 Imports in which the executive participates. Pier 1 Imports’ non-qualified deferred compensation plans are:

•

Pier 1 Benefit Restoration Plan II – The Pier 1 Benefit Restoration Plan II (“BRP II”) permitted select members of management and highly compensated employees of Pier 1 Imports to defer compensation. Additionally, Pier 1 Imports recognized the value of the past and present services of employees participating in the BRP II by making matching contributions to employee deferrals plus paying interest on the deferral and match amounts.

BRP II participants could defer pre-tax amounts of up to 20% of their compensation (generally W-2 earnings). Participants’ contributions and the interest earned on those contributions are fully vested. No loans are permitted. Pier 1 Imports’ matching contribution was (i) 100% of the first one percent of the participant’s compensation deferral, and (ii) 50% of the next four percent of the participant’s compensation deferral. Matching contributions and the interest earned on those contributions are subject to the same vesting requirements as Pier 1 Imports’ 401(k) retirement plan regardless of whether the participant is actually participating in the 401(k) plan. The 401(k) vesting schedule is 20% per year of service (as defined in the plan) beginning with two years of service. Participants are fully vested in Pier 1 Imports’ matching contributions plus earnings at six years of service with Pier 1 Imports.

Each participant’s deferral amount plus the Pier 1 Imports match is credited at least quarterly with an amount of interest at an annual rate equal to a daily average Moody’s Corporate Bond Index plus 1%. Over the last three fiscal years, the annual interest rates have ranged from 4.72% to 7.47%. During fiscal 2013, the interest rates were 5.81% through December 31, 2012 and 4.72% January 1, 2013 through March 2, 2013. Unless participants elect to have their account balance paid out to them in five annual installments, then upon separation from Pier 1 Imports their current balance is paid out to them in a lump-sum distribution, subject to delay as required by the deferred compensation taxation laws generally referred to as 409A.

During fiscal 2011, BRP II was closed to further deferral elections by participants. The final participant contributions and Pier 1 Imports matching contributions to BRP II were credited to the plan in fiscal 2012. Account balances in BRP II will continue to earn interest at an annual rate as described above. Effective January 1, 2011, the Pier 1 Imports, Inc. Deferred Compensation Plan (“DCP”) described below was adopted.

•

Pier 1 Imports, Inc. Deferred Compensation Plan – The DCP permits select members of management and highly compensated employees of Pier 1 Imports to defer up to 50% of their compensation (generally W-2 earnings). Participants’ compensation deferrals and earnings on those deferrals are fully vested. No loans are permitted. Pier 1 Imports’ matching contribution is (i) 100% of the first one percent of the participant’s compensation deferral, and (ii) 50% of the next four percent of the participant’s compensation deferral. Matching contributions and the earnings on those contributions are subject to the same vesting requirements as Pier 1 Imports’ 401(k) retirement plan regardless of whether the participant is actually participating in the 401(k) plan. The 401(k) plan’s vesting schedule is 20% per year of service (as defined in the plan) beginning with two years of service. Participants are fully vested in Pier 1 Imports’ matching contributions plus earnings at six years of service with Pier 1 Imports.

Each participant may allocate their deferral amounts and Pier 1 Imports matching contributions among different deemed investment crediting options, which cover various asset classes. Participant accounts are credited with the same earnings or losses as the deemed investment crediting option and are subject to the same investment risk as an actual investment in the deemed investment crediting options. Subject to plan rules, participants may elect to have their deferral account balance paid to them while employed or after separation from Pier 1 Imports; provided, however, that upon separation of employment, any unpaid amounts elected to be paid while employed will be paid after separation of employment. Vested matching account balances are distributed to participants only after separation from Pier 1 Imports.

Trusts have been established for the purpose of setting aside funds to be used to settle obligations under BRP II and the DCP. The trusts’ assets are consolidated in Pier 1 Imports’ financial statements and consisted of investments aggregating $3,730,299 at March 2, 2013. The trusts also own and are the beneficiaries of a number of insurance policies on the lives of current and past key executives. At March 2, 2013, the cash surrender value of these policies was $4,945,745. These investments are restricted and may only be used to satisfy BRP II and DCP obligations.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year ($)		Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year- End(5) ($)
Alexander W. Smith BRP II	N/A	N/A	$8,837	(3)	$0	$159,518
DCP	$366,490	$107,524	$43,441	(4)	$0	$728,995

Charles H. Turner BRP II	N/A	N/A	$6,395	(3)	$0	$115,431
DCP	$13,162	$13,162	$4,229	(4)	$0	$44,152

Michael R. Benkel BRP II	N/A	N/A	$1,875	(3)	$0	$33,837
DCP	$40,994	$24,597	$8,454	(4)	$0	$109,119

Catherine David BRP II	N/A	N/A	$7,394	(3)	$0	$133,461
DCP	$259,768	$33,980	$20,611	(4)	$0	$438,276

Sharon M. Leite BRP II	N/A	N/A	$928	(3)	$0	$16,749
DCP	$0	$0	$905	(4)	$0	$13,541

(1)	Reflects participation in the DCP by the NEOs during fiscal 2013. Executive contribution amounts are included in each NEO’s salary amount in the table included under the caption “Summary Compensation Table for the Fiscal Years Ended March 2, 2013, February 25, 2012 and February 26, 2011” above.

(2)	Reflects Pier 1 Imports’ matching contribution credited to the DCP account of each NEO during fiscal 2013. These amounts are also included as All Other Compensation in the table included under the caption “Summary Compensation Table for the Fiscal Years Ended March 2, 2013, February 25, 2012 and February 26, 2011” above.

(3)	Reflects interest earnings on BRP II accounts during fiscal 2013. The interest earnings are the total amount of interest payments received.

(4)	Reflects the appreciation or depreciation of the deemed investment crediting options held in the participant’s DCP account.

(5)	Messrs. Smith, Turner and Benkel and Ms. Leite are fully vested in BRP II and DCP. Ms. David is 80% vested in BRP II and DCP matching contributions and earnings on those contributions.

Potential Payments upon Termination or Change in Control

The following table shows potential payments to the NEOs under existing contracts, agreements, plans or arrangements to which they are a party for various scenarios including a change in control or termination of employment, assuming the event occurred on March 2, 2013 and, where applicable, using the closing price of Pier 1 Imports’ common stock of $22.55 (the NYSE closing price on March 1, 2013). The table below does not include normal (versus early) retirement payout information because as of March 2, 2013 none of the NEOs who participate in Pier 1 Imports’ Supplemental Retirement Plan was eligible for normal retirement. For additional information regarding the Supplemental Retirement Plan, see the information above under the caption “Pension Benefits Table for the Fiscal Year Ended March 2, 2013.” Potential payments to the NEOs upon termination of employment under Pier 1 Imports’ non-qualified deferred compensation arrangements are discussed above under the caption “Non-Qualified Deferred Compensation Table for the Fiscal Year Ended March 2, 2013.”

All stock options granted to the NEOs are fully vested. Vested stock options and their exercise prices are shown above in the table included under the caption “Outstanding Equity Awards Table for the Fiscal Year Ended March 2, 2013.”

These disclosures are based on the terms and provisions of the agreements, plans and arrangements as they existed at the end of Pier 1 Imports’ fiscal 2013, and Pier 1 Imports’ interpretation of those terms and provisions at that time. One or more of the plans identified may allow the administrative committee of such plan to amend the plan or award grant agreements pursuant to the plan, subject in particular situations to certain restrictions. In such an event, the disclosures shown below would vary depending on the amendment or restriction.

As discussed in the Compensation Discussion and Analysis above, Mr. Smith’s first renewal and extension of his employment agreement expired March 2, 2013. That agreement and Mr. Smith’s current employment agreement both contain non-solicitation and non-competition terms binding Mr. Smith for one year following termination of employment. Additionally, stock option grants under the Pier 1 Imports, Inc. 1999 Stock Plan and the Pier 1 Imports, Inc. 2006 Stock Incentive Plan are subject to certain non-competition, non-solicitation and confidentiality agreements which, if violated by an optionee during employment, or within three years after termination of employment in the event of early retirement, will result in termination of the option grant.

Name	Voluntary Termination ($)		Early Retirement ($)		Voluntary Good Reason Termination ($)		Involuntary Without Cause Termination ($)		For Cause Termination ($)		Change in Control ($)		Death ($)		Disability ($)
Alexander W. Smith
Employment Agreement
Compensation/Benefits	$0		N/A		$0		$0		$0		$0		$0		$918,750	(7)
Supplemental Retirement Plan(1)
Benefit Payment	$13,363,212		$13,363,212		$13,363,212		$13,363,312		$0		$17,259,055		$6,396,860		$22,416,971
Insurance Premiums	$387,630		$387,630		$387,630		$387,630		$0		$387,630		$0		$596,114
Restricted Stock Awards
Time-based	$0	(2)	N/A	(3)	$4,228,125	(7)	$4,228,125	(7)	$0	(2)	$0	(5)	$0	(6)	$0	(6)
Performance-based
Profit Goal Shares	$0	(2)	N/A	(3)	$8,456,250	(7)	$8,456,250	(7)	$0	(2)	$0	(5)	$0	(6)	$0	(6)
TSR Shares	N/A		N/A		N/A		N/A		N/A		N/A		N/A		N/A
Charles H. Turner
Supplemental Retirement Plan(1)
Benefit Payment	$5,253,230		$5,253,230		$5,253,230		$5,253,230		$0		$7,332,367		$2,505,881		$7,332,367
Insurance Premiums	$700,676		$700,676		$700,676		$700,676		$0		$700,676		$0		$700,676
Restricted Stock Awards
Time-based	$0	(2)	$826,232	(3)	$0	(2)	$826,232	(4)	$0	(2)	$826,232	(5)	$826,232	(6)	$826,232	(6)
Performance-based
Profit Goal Shares	$0	(2)	$657,287	(3)	$0	(2)	$657,287	(4)	$0	(2)	$657,287	(5)	$657,287	(6)	$657,287	(6)
TSR Shares	$0	(2)	$386,552	(3)	$0	(2)	$386,552	(4)	$0	(2)	$386,552	(5)	$386,552	(6)	$386,552	(6)

Name	Voluntary Termination ($)		Early Retirement ($)		Voluntary Good Reason Termination ($)		Involuntary Without Cause Termination ($)		For Cause Termination ($)		Change in Control ($)		Death ($)		Disability ($)
Michael R. Benkel
Restricted Stock Awards
Time-based	$0	(2)	N/A	(3)	$0	(2)	$433,997	(4)	$0	(2)	$433,997	(5)	$433,997	(6)	$433,997	(6)
Performance-based
Profit Goal Shares	$0	(2)	N/A	(3)	$0	(2)	$0	(4)	$0	(2)	$412,507	(5)	$0	(6)	$0	(6)
TSR Shares	$0	(2)	N/A	(3)	$0	(2)	$0	(4)	$0	(2)	$268,571	(5)	$0	(6)	$0	(6)
Catherine David
Restricted Stock Awards
Time-based	$0	(2)	N/A	(3)	$0	(2)	$559,263	(4)	$0	(2)	$559,263	(5)	$559,263	(6)	$559,263	(6)
Performance-based
Profit Goal Shares	$0	(2)	N/A	(3)	$0	(2)	$0	(4)	$0	(2)	$532,586	(5)	$0	(6)	$0	(6)
TSR Shares	$0	(2)	N/A	(3)	$0	(2)	$0	(4)	$0	(2)	$333,672	(5)	$0	(6)	$0	(6)
Sharon M. Leite
Restricted Stock Awards
Time-based	$0	(2)	N/A	(3)	$0	(2)	$482,412	(4)	$0	(2)	$482,412	(5)	$482,412	(6)	$482,412	(6)
Performance-based
Profit Goal Shares	$0	(2)	N/A	(3)	$0	(2)	$0	(4)	$0	(2)	$459,614	(5)	$0	(6)	$0	(6)
TSR Shares	$0	(2)	N/A	(3)	$0	(2)	$0	(4)	$0	(2)	$284,852	(5)	$0	(6)	$0	(6)

(1)	The amounts shown for voluntary termination, voluntary good reason termination, and involuntary without cause termination represent a lump-sum amount of the actuarial equivalent of benefits under the Supplemental Retirement Plan for Messrs. Smith and Turner given their eligibility for early retirement under the plan. The amount shown for change in control represents the present value of the lump-sum amount of the actuarial equivalent of the benefits for Messrs. Smith and Turner assuming the executive officer is involuntarily terminated other than for cause, or leaves the employment of Pier 1 Imports for good reason (as defined in the plan), on March 2, 2013, and that such date is within 24 months of a change in control (as defined in the plan) of Pier 1 Imports.

(2)	Generally, under grant agreements pursuant to the 2006 plan, termination of employment for any reason results in a forfeiture to Pier 1 Imports of all unvested restricted stock awards. However, as discussed in footnote 7 below, all shares of Mr. Smith’s restricted stock awards awarded pursuant to his employment agreement vest in the event of a voluntary good reason termination or an involuntary without cause termination. The amounts shown in the table assume that the acceleration of vesting discussed in footnote 4 or 5 below does not occur upon a voluntary termination of employment.

(3)	Under the 2006 plan the administrative committee may, in its discretion, notwithstanding the grant agreement, upon a participant’s retirement fully vest any and all Pier 1 Imports’ common stock awarded pursuant to a restricted stock award. Although the plan does not define retirement, for the purposes of this table, eligibility for early retirement assumes attainment of age 55 plus 15 years of service with Pier 1 Imports, and eligibility for normal retirement assumes age 65 regardless of years of service. These are the same parameters for early retirement and normal retirement used in Pier 1 Imports’ stock option awards. As of March 2, 2013, Messrs. Smith, Turner and Benkel and Mses. David and Leite are respectively ages 60, 55, 44, 49 and 50. Although Mr. Smith has attained the age of 55, he does not have 15 years of service with Pier 1 Imports to be eligible for early retirement under the above assumption. Mr. Turner has 22 years of service and is eligible for early retirement under the above assumption. The amount shown assumes the administrative committee fully vested Mr. Turner’s time-based and performance-based restricted stock grants under the 2006 plan. Value shown is the NYSE closing price on March 1, 2013, of $22.55 per share times the number of shares.

(4)	Under the 2006 plan the administrative committee may, in its discretion, notwithstanding the grant agreement, upon termination without cause, fully vest any and all Pier 1 Imports’ common stock awarded pursuant to a restricted stock award, unless the award was granted to a “covered employee” (as defined in the applicable Treasury Regulations) and the award was designed to meet the exception for performance-based compensation under Section 162(m) of the Internal Revenue Code. The chief financial officer, Mr. Turner, is not included as a “covered employee” under the applicable Treasury Regulations. The amount shown assumes the administrative committee fully vested any and all time-based restricted stock grants and Mr. Turner’s performance-based restricted stock grants under the 2006 plan. Value shown is the NYSE closing price on March 1, 2013, of $22.55 per share times the number of shares.

(5)	Under the 2006 plan the administrative committee may, in its discretion, upon a corporate change (as defined in the plan) fully vest any or all common stock awarded pursuant to a restricted stock award. Mr. Smith’s restricted stock awards are governed by his employment agreement and no assumption is made regarding administrative committee action fully vesting those awards. Assuming the administrative committee fully vested the other NEOs’ restricted stock grants under the 2006 plan, then that amount is shown. Value shown is the NYSE closing price on March 1, 2013, of $22.55 per share times the number of shares.

(6)	Under the 2006 plan the administrative committee may, in its discretion, upon death or disability fully vest a restricted stock award, unless the award was granted to a “covered employee” (as defined in the applicable Treasury Regulations) and the award was designed to meet the exception for performance-based compensation under Section 162(m) of the Internal Revenue Code. The chief financial officer, Mr. Turner, is not included as a “covered employee” under the applicable Treasury Regulations. Mr. Smith’s restricted stock awards are governed by his employment agreement and no assumption is made regarding administrative committee action fully vesting those awards. Assuming the administrative committee fully vested the other NEOs’ time-based restricted stock grants and Mr. Turner’s performance-based restricted stock grants under the 2006 plan, then that amount is shown. Value shown is the NYSE closing price on March 1, 2013, of $22.55 per share times the number of shares.

(7)	If Mr. Smith’s employment ended as of the end of fiscal 2013, which is the last day of the term of his first renewed and extended employment agreement, due to a voluntary good reason termination or an involuntary without cause termination, then pursuant to his employment agreement Mr. Smith would be entitled to receive the higher of (a) the last annual short-term incentive paid to Mr. Smith prior to the termination date, or (b) the average of the last three annual short-term incentives paid to Mr. Smith prior to the termination date, and all restricted stock which has been awarded to Mr. Smith would vest. The table above does not include these payments because the first renewal and extension of Mr. Smith’s employment agreement expired on the last day of fiscal 2013. In the event of Mr. Smith’s disability which results in termination of employment, then pursuant to his employment agreement, Mr. Smith would be entitled to receive 13 weeks of compensation and benefits. After the 13-week period, Mr. Smith would participate in any Pier 1 Imports short-term or long-term disability plans for which he is eligible. A change in control of Pier 1 Imports is specifically excluded as grounds by either Pier 1 Imports or Mr. Smith to terminate the employment agreement and a change in control of Pier 1 Imports does not constitute “good reason” under that agreement. A complete description of Mr. Smith’s employment agreement is described in the Compensation Discussion and Analysis above under the caption “Executive Compensation Components – Chief Executive Officer Employment Agreement.”

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding Pier 1 Imports’ equity compensation plans as of March 2, 2013.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by Shareholders
Pier 1 Imports, Inc. 1989 Employee Stock Option Plan	213,000	$19.40	–
Pier 1 Imports, Inc. 1999 Stock Plan	1,147,500	$17.00	–
Pier 1 Imports, Inc. 2006 Stock Incentive Plan	627,625	$7.73	4,399,094	(1)
Pier 1 Imports, Inc. Stock Purchase Plan	–	–	3,900,480
Equity compensation plans not approved by Shareholders(2)	1,500,000	$6.69	–
Total:	3,488,125	$11.05	8,299,574

(1)	As of May 3, 2013, the plan had 3,862,660 shares available for issuance.

(2)	Equity compensation plans not approved by shareholders represent the employment inducement stock option awards granted to Mr. Smith on February 19, 2007.

OTHER BUSINESS

Pier 1 Imports does not plan to act on any matters at the meeting other than those described in this proxy statement. If any other business should properly come before the meeting, the persons named in the proxy will vote as described above under the question “Could other matters be decided at the annual meeting?”.

SHAREHOLDER PROPOSALS FOR 2014 ANNUAL MEETING OF SHAREHOLDERS

To be included in the proxy statement relating to the 2014 annual meeting of shareholders, shareholder proposals made pursuant to SEC Rule 14a-8 must be received by Pier 1 Imports’ corporate secretary no later than 5:00 p.m., local time, January 20, 2014.

In order to bring a matter before the 2014 annual meeting of shareholders that is not contained in the proxy statement, a shareholder must comply with the shareholder criteria, advance notice, shareholder information and other provisions of Pier 1 Imports’ bylaws governing shareholders bringing matters before the annual meeting. Pier 1 Imports’ bylaws require that it receive written notice of the matter in proper form with the requisite materials and information no earlier than March 4, 2014, and no later than April 3, 2014. You may contact Pier 1 Imports’ corporate secretary to find out what specific information regarding the matter must be included with the advance notice.

YOUR VOTE IS IMPORTANT

You are encouraged to let us know your preferences by voting over the Internet or by telephone, or, should you request one, by completing and returning a proxy card or voting instruction form.

Michael A. Carter

Senior Vice President and General Counsel,

Secretary

May 20, 2013

DRIVING DIRECTIONS FOR THE PIER 1 IMPORTS, INC. ANNUAL MEETING OF SHAREHOLDERS

at

Pier 1 Imports, Inc.’s Corporate Headquarters

at

10:00 a.m., local time

on

July 2, 2013

Reminder: You must present your admission documents as described above under the question “Do I need an admission ticket to attend the annual meeting?” at the admissions table in order to attend the Pier 1 Imports, Inc. Annual Meeting of Shareholders. Doors will open at 9:00 a.m., local time.

Below are directions to Pier 1 Imports’ corporate headquarters located at 100 Pier 1 Place / 100 Energy Way, Fort Worth, Texas from various locations in the surrounding area.

From DFW Airport:

•	Take the south exit from the airport.
•	After passing through the tollgate, take Hwy. 183 west to Fort Worth. (Follow signs to Fort Worth.)
•	Hwy. 183 will merge with Hwy. 121.
•	Stay on Hwy. 121 to downtown Fort Worth.
•	Take the Belknap exit.
•	Belknap will split into Summit Ave. (left) and Forest Park Blvd. (right). Merge LEFT onto Summit Ave.
•	Go through the light and take an immediate RIGHT into Pier 1 Imports. Follow directions for parking.

From Downtown Dallas:

•	Take I-30 west from I-35E intersection.
•	After approximately 30 miles, take the Summit Ave. exit.
•	Turn RIGHT on Summit Ave. Continue for approximately 1/2 mile.
•	Turn LEFT on 5th Street.
•	Turn RIGHT into Pier 1 Imports. Follow directions for parking.

From North Dallas:

•	Take I-635 (LBJ Freeway) west to Hwy. 121.
•	Go south on Hwy. 121.
•	Follow signs to downtown Fort Worth.
•	Take the Belknap exit.
•	Belknap will split into Summit Ave. (left) and Forest Park Blvd. (right). Merge LEFT onto Summit Ave.
•	Go through the light and take an immediate RIGHT into Pier 1 Imports. Follow directions for parking.

From West Fort Worth:

•	Take I-30 East.
•	Take the Summit Ave. exit and turn LEFT on Summit Ave. Continue for approximately 1/2 mile.
•	Turn LEFT on 5th Street.
•	Turn RIGHT into Pier 1 Imports. Follow directions for parking.

Parking will be available on a first-come, first-served basis.

If you have any further questions about attending the meeting, please call our Investor Relations Department at (817) 252-7835 or toll-free at (888) 807-4371.

Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on July 1, 2013. Vote by Internet • Go to www.investorvote.com/PIR • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone. • Outside the USA, US territories & Canada call 1-781-575-2300 • Follow the instructions provided by the recorded message Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. q To vote by mail, mark, sign and date your proxy card and detach and return it in the enclosed envelope. q A Proposals — The Board of Directors recommends a vote “FOR” the election of each of the nominees in Proposal No. 1 as a director 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain + 01—Claire H. Babrowski 02—Cheryl A. Bachelder 03—John H. Burgoyne 04—Hamish A. Dodds 05—Brendan L. Hoffman 06—Terry E. London 07—Alexander W. Smith 08—Cece Smith For Against Abstain For Against Abstain 2. A non-binding, advisory resolution to approve the 3. The ratification of the audit committee’s engagement of compensation of Pier 1 Imports’ named executive officers as Ernst & Young LLP as Pier 1 Imports’ independent disclosed pursuant to the compensation disclosure rules of registered public accounting firm for fiscal 2014. the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation NOTE: In their discretion, the proxies are authorized to vote, as described in the Proxy tables and narrative discussion in the Proxy Statement Statement, upon any other business as may properly come before the annual meeting or under the caption “Executive Compensation.” any adjournment or postponement of the meeting. B Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 01LHHJ

Admission Ticket Pier 1 Imports, Inc. 2013 Annual Meeting of Shareholders Tuesday, July 2, 2013 at 10:00 a.m. local time Pier 1 Imports’ Corporate Headquarters Mezzanine Level, Conference Center Room C 100 Pier 1 Place, Fort Worth, TX 76102 If you plan to attend the meeting in person, please bring this ADMISSION TICKET with you to the meeting. Directions to Pier 1 Imports’ corporate headquarters are located on the last page of the Proxy Statement. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders to be held on July 2, 2013. You can view Pier 1 Imports, Inc.’s 2013 Annual Report, which includes Pier 1 Imports, Inc.’s Form 10-K for the fiscal year ended March 2, 2013 and the 2013 Proxy Statement, on the Internet at: http://www.investorvote.com/PIR q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q PIER 1 IMPORTS, INC. 100 Pier 1 Place, Fort Worth, Texas 76102 PROXY The board of directors solicits this proxy for use at the Annual Meeting of Shareholders on July 2, 2013. The shareholder whose signature appears on the reverse side of this proxy card hereby appoints TERRY E. LONDON, BRUCE A. CHEATHAM and MICHAEL A. CARTER, and any of them, proxy or proxies with full power of substitution and revocation as to each of them, to represent and to vote as set forth on this proxy card or as directed by telephone or Internet all the shares of the common stock of Pier 1 Imports, Inc. held of record by the shareholder on May 3, 2013, at the Annual Meeting of Shareholders to be held at 10:00 a.m. local time on July 2, 2013 at Pier 1 Imports’ Corporate Headquarters, Mezzanine Level, Conference Center Room C, 100 Pier 1 Place, Fort Worth, Texas 76102, or any adjournment or postponement of the meeting. This proxy, when properly executed, will be voted in the manner directed by the shareholder. If no direction is made, this proxy will be voted “FOR” the election of each of the nominees in Proposal No. 1 as a director and “FOR” Proposal Nos. 2 and 3, and in their discretion, the proxies are authorized to vote, as described in the Proxy Statement, upon any other business as may properly come before the annual meeting or any adjournment or postponement of the meeting. You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE) but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card or vote by telephone or the Internet. (Continued and to be marked, dated, and signed on the other side)